Exhibit 99.1
“Special notice to shareholders in the United States

The new shares in Grupo Financiero Banorte, S.A.B. de C.V. (“Banorte”) have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or under any of the relevant securities laws of any state or other jurisdiction of the United States. The new shares in Banorte may not be offered or sold, directly or indirectly, in or into the United States (as defined in Regulation S under the Securities Act), unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and in compliance with any applicable state securities laws of the United States. The new shares in Banorte will be offered in the United States in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

The merger between Grupo Financiero Interacciones, S.A.B. de C.V. (“Interacciones”) and Banorte (the “Merger”) described in this Prospectus involves the securities of Mexican companies. Information distributed in connection with the Merger and the related shareholder votes is subject to the disclosure requirements of Mexico, which are different from those of the United States. The financial information included or incorporated by reference in this Prospectus has been prepared in accordance with accounting standards in Mexico that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for Interacciones shareholders to enforce their rights and any claim they may have arising under the federal securities laws, since Interacciones and Banorte are located in a non-U.S. jurisdiction, and some of their respective officers and directors are residents of non-U.S. jurisdictions. Interacciones shareholders may not be able to sue Interacciones or Banorte or their officers or directors in court in Mexico for violations of the U.S. securities laws. It may be difficult to compel Interacciones or Banorte and their affiliates to subject themselves to a U.S. court’s judgment.

Interacciones shareholders should be aware that Banorte may acquire securities of Interacciones otherwise than under the Merger, such as in open market or privately negotiated purchases or at any time during the pendency of the proposed transaction.

This document has been translated from the Spanish-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Spanish-language original. Such Spanish-language original shall be the controlling document for all purposes.”

GRUPO FINANCIERO INTERACCIONES, S.A.B. DE C.V.
Ticker Symbol: GFINTER Address: Avenida Paseo de la Reforma 383 Piso 12, colonia Cuauhtémoc, delegación Cuauhtémoc 06500, Mexico City, Mexico
Mexico City on November 10, 2017

PROSPECTUS ON CORPORATE RESTRUCTURING

Submitted in accordance with Article 35 of the General Provisions Applicable to Securities Companies and other Securities Market participants (Disposiciones de Carácter General Aplicables a las Emisoras de Valores y otros participantes del Mercado de Valores)

November 10, 2017

BRIEF SUMMARY OF THE TRANSACTION. The corporate restructuring referred to in this Prospectus consists of the merger of Grupo Financiero Banorte, S.A.B. de C.V. (“Banorte”), as the acquiring and surviving company, and Grupo Financiero Interacciones, S.A.B. de C.V. (“Interacciones”), as the acquired and disappearing company (hereinafter, the “Merger”).

The Merger is subject to, among other conditions, the approval of the general extraordinary shareholders’ meetings of Banorte and of Interacciones, to having obtained the applicable Governmental Authorizations, and to the completion of due diligence. The Merger will take effect once the applicable authorizations and resolutions adopted through the general extraordinary shareholders’ meetings of Banorte and of Interacciones have been recorded at the Public Registry of Commerce (Registro Público del Comercio).

Pursuant to the Framework Merger Agreement entered into on October 25, 2017 by and between Banorte and Interacciones (the “Framework Merger Agreement”), if the Merger is approved through the general extraordinary shareholders’ meetings of the Banorte Companies and Interacciones Companies: (i) immediately before the Merger takes effect, Interacciones will deliver to its shareholders the amount of $13,712,587,103.60 (thirteen billion, seven hundred twelve million five hundred eighty-seven thousand one hundred three Mexican Pesos (60/100)), through the payment of a dividend or a capital stock reduction in Interacciones and the reimbursement of the same to such shareholders, or a combination of both that is a dividend payment and reduction and reimbursement of the capital stock. The foregoing will be at the rate of $50.80 (fifty Mexican Pesos (80/100)) per each ordinary, nominative Series “O” share subscribed and paid-in and outstanding, representative of the capital stock in Interacciones as of October 25, 2017 (the “Execution Date of the Framework Merger Agreement”); and (ii) the variable portion of the capital stock in Banorte will be increased in the amount necessary to deliver to the Interacciones shareholders in proportion to their respective interest, and, through the S.D. Indeval, Institución para el Depósito de Valores, S.A. de C.V., 109,727,031 ordinary, nominative Series “O” shares with a par value of $3.50 (three Mexican Pesos (50/100)), representative of the capital stock in Banorte, with each of these shares taken at their closing market price on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.), as of October 24, 2017, taking into account an exchange rate of 0.4065 Banorte shares for each Interacciones share. Based on the foregoing, the total amount for the Transaction is $26,557,233,352.46 (twenty-six billion five hundred fifty-seven million two hundred thirty-three thousand three hundred fifty-two Mexican Pesos (46/100)) (the “Total Amount of the Transaction”). The aforementioned exchange rate was determined based on the negotiations between Interacciones and Banorte, considering the estimated value of Banorte and Interacciones. If, when applying the exchange rate, any fractional Banorte shares are due to an Interacciones shareholder, Banorte will pay cash to the respective shareholder for the number of Interacciones shares necessary so that such shareholder receives a whole number of Banorte shares after applying the exchange rate. The amount to be paid in cash to the shareholder in lieu of any fractional Banorte shares will be the market value of such shares at the close of the day immediately prior to the date on which the Merger takes effect, based on a pricing source authorized by the CNBV. It should be noted that the only cash payments that will be made with respect to the Merger will be those needed to make payments for fractional Banorte shares in the terms mentioned above. Banorte will make such payments with its own resources, and it is expected that the amounts related to these payments will not be substantial.

Provided that the Closing occurs, the Interacciones Controlling Shareholders (as such term is defined below) will defend, indemnify and hold harmless Banorte for losses suffered, incurred and actually paid as of the Execution Date of the Framework Merger Agreement, as a result of, or that may have arisen from or in relation to any representation or statement made by Interacciones or by the Interacciones Controlling Shareholders that is in breach or is untrue, incorrect or incomplete. The Interacciones Controlling Shareholders will be required to pay any indemnification in accordance with the provisions of the Framework Merger Agreement, as described below. There are limits on the indemnification for which the Interacciones Controlling Shareholders are responsible, both with regard to the amounts and time periods as described below. However, the Interacciones Controlling Shareholders will create two Security Trusts (as such term is defined below): one to guarantee damages due to misrepresentations or incorrect statements unrelated to solely tax matters, and another to specifically guarantee damages due to misrepresentations or incorrect statements related to aspects of a tax nature, the details of which are described below in this Prospectus.
The conditions for the exchange of shares as a result of the Merger, regardless of the class or type of share, shall be the same for all shareholders.

Section 3 – “Detailed Description of the Transaction” of this Prospectus includes the transaction process along with a detailed description of the phases and documents to be entered into in connection therewith.

Characteristics of Stock Certificates before and after the Transaction. The certificates issued by Interacciones by virtue of the Merger, once the Merger takes effect, will be canceled and, moreover, the characteristics of the stock certificates issued by Banorte shall not be modified as a result of the Merger.

THE SHARES REPRESENTING THE CAPITAL STOCK OF INTERACCIONES ARE REGISTERED IN THE NATIONAL SECURITIES REGISTRY AND ARE LISTED ON THE MEXICAN STOCK EXCHANGE (BOLSA MEXICANA DE VALORES, S.A.B. DE C.V.). THE REGISTRATION IN THE NATIONAL SECURITIES REGISTRY DOES NOT IMPLY CERTIFICATION OF THE FAVORABLE STATUS OF THE SECURITIES, THE SOLVENCY OF THE ISSUER OR THE ACCURACY OR VERACITY OF THE INFORMATION CONTAINED IN THIS DOCUMENT, NOR DOES IT VALIDATE ANY ACTIONS WHICH, IF APPLICABLE, HAD BEEN CARRIED OUT IN VIOLATION OF THE LAWS.

VACE PARTNERS acted as the exclusive financial advisor of Interacciones, and Barclays Bank México, S.A., Institución de Banca Múltiple, issued the fairness opinion. The exclusive legal advisor of Interacciones is Cervantes Sainz.

If so requested, shareholders may obtain copies of this Prospectus at the Interacciones Office of Investor Relations, located at Avenida Paseo de la Reforma 383 Piso 14 Col. Cuauhtémoc, Delegación Cuauhtémoc, Mexico City, Mexico, 06500, Tel.: (5255) 5326-8600, extension 6413, email: afritz@interacciones.com, or mcamachor@interacciones.com or: iro@interacciones.com. The electronic version of this Prospectus may be reviewed at the following websites: www.inversionistasinteracciones.mx, and www.bmv.com.mx.

TABLE OF CONTENTS

1.	GLOSSARY OF TERMS AND DEFINITIONS		1

2.	EXECUTIVE SUMMARY		7

	2.1.	Brief Description of Interacciones	7

	2.2.	Brief Description of Banorte	7

	2.3.	Brief Description of the Most Relevant Aspects of the Transaction	8

3.	DETAILED INFORMATION ABOUT THE TRANSACTION		9

	3.1.	Detailed Description of the Transaction	9

	3.2.	Purpose of the Transaction	19

	3.3.	Date of Approval of the Transaction by the Shareholders’ Meeting	23

	3.4	Date on which the Merger shall Take Effect	23

	3.5.	Issuance of new Shares for the Transaction	23

	3.6.	Exchange date of Interacciones shares for Banorte shares	24

	3.7.	Accounting treatment of the Transaction	24

	3.8.	Tax effects derived from the Transaction	25

4.	INFORMATION CONCERNING EACH OF THE PARTIES INVOLVED IN THE TRANSACTION		27

	4.1.	Information concerning Interacciones	27

	4.2.	Information concerning Banorte	36

5.	RISK FACTORS INHERENT TO THE MERGER		48

6.	SELECTED FINANCIAL INFORMATION		50

7.	MANAGEMENT COMMENTS AND ANALYSIS ON THE OPERATING INCOME AND FINANCIAL SITUATION OF THE ISSUER		50

8.	RESPONSIBLE PERSONS		51

9.	EXHIBITS		52

1.	GLOSSARY OF TERMS AND DEFINITIONS

For the purposes of this Prospectus, the terms defined and described below may be used indistinctively in capital or lowercase letters, in singular or plural.

“Interacciones Controlling Shareholders”
Means, jointly, Carlos Hank Rhon, Graciela Hank González and Banco Interacciones acting exclusively as trustee of the management trust 10353, of which Carlos Hank González is the primary settlor and beneficiary.

“AISA”	Means Aseguradora Interacciones, S.A. de C.V., Grupo Financiero Interacciones.
“Almacenadora Banorte”	Means Almacenadora y Factor Banorte, S.A. de C.V., Organización Auxiliar del Crédito, Grupo Financiero Banorte.
“Arrendadora y Factor Banorte”	Means Arrendadora y Factor Banorte, S.A. de C.V., SOFOM E.R., Grupo Financiero Banorte.
“Government Authority”
Means any state, territory, municipality or other political division, regardless of its denomination or jurisdiction, any legislative, executive or judicial authority of any of the foregoing, and any agency, body, organism or entity, of any kind and regardless of their denomination, through which they act, including any court or judicial organism (judicial, arbitral or administrative), department, commission, body, ministry, entity, committee, office, agency or other organism of the foregoing (including all officers and representatives of the foregoing), including, additionally, in the case of Mexico, the SHCP, CNBV, CNSF, COFECE and CONSAR.

“Government Authorizations”
Means all of the authorizations that must be obtained from, all actions that must be taken by, and all required filings, notices and notifications to be submitted before, any Government Authority pursuant to applicable law, so that the transactions contemplated by the Framework Merger Agreement may become effective, including, among other authorizations: (i) the applicable SHCP authorizations (including those necessary for the execution and performance of the Security Trusts), (ii) the applicable CNBV authorizations, and, where applicable, with prior approval from its Governing Board (including those in connection with capital reductions and subsequent merger of Banco Interacciones and the exemption of the tender offer, regarding the merger of Interacciones into Banorte), (iii) the applicable CNSF authorizations, and, if applicable, with prior approval from its Governing

Board; (iv) the favorable opinion of Banco de México to carry out the Transaction, if required, (v) the authorization from COFECE to carry out the Transaction, without having any material conditions, and (vi) the CONSAR authorization as necessary under applicable law.

“Banco Interacciones”	Means Banco Interacciones, S.A., Institución de Banca Múltiple, Interacciones Financial Group.
“Banorte”	Means Grupo Financiero Banorte, S.A.B. de C.V.
“BMN”	Means Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte.
“BMV”	Means Bolsa Mexicana de Valores, S.A.B. de C.V.
“Banco de México”	Means el Banco de México.
“Barclays México”	Means Barclays Bank México, S.A., Institución de Banca Múltiple, Grupo Financiero Barclays México.
“CBBI”	Means Casa de Bolsa Banorte-Ixe, S.A. de C.V., Grupo Financiero Banorte.
“CNBV”	Means the National Banking and Securities Commission.
“CNSF”	Means the National Insurance and Bond Commission (Comisión Nacional de Seguros y Fianzas).
“COFECE”	Means the Federal Economic Competition Commission (Comisión Federal de Competencia Económica).
“CRZ”	Means Chevez, Ruiz, Zamarripa y Cía, S.C.
“CUCA”	Means capital contributions account (cuenta de capital de aportación)
“CUFIN”	Means net of taxes profit account (cuenta de utilidad fiscal neta)
“Conditions for Closing”	Has the meaning attributed to same in Section 3.1.1. – “Procedure to Implement the Transaction” of this Prospectus.
“CONSAR”	Means the National Commission for the Retirement Savings System (Comisión Nacional del Sistema de Ahorro para el Retiro).
“Tax Liabilities”	Means the tax liabilities identified in the Framework Merger Agreement with a total amount of

$1,200,000,000.00 (one billion two hundred million Mexican Pesos (00/100)), as identified and assessed by CRZ, as tax counsel engaged by the mutual agreement of Banorte and Interacciones.
“Framework Merger Agreement”	Means the Framework Merger Agreement dated as of October 25, 2017 entered into by Banorte, the Interacciones Controlling Shareholders and Interacciones.
“Dollars” and the “US $” symbol	Means Dollars, the lawful currency in the United States of America.
“Material Adverse Effect”
Means with respect to each of the Banorte Companies or the Interacciones Companies, or any of the members of the Interacciones Controlling Shareholders, as applicable, any event, change, occurrence, circumstance, fact, act or development which, individually or in the aggregate, has a significant adverse effect on the business, the condition (financial or of any other nature), the assets or the results of operations of Banorte Companies or the Interacciones Companies, taken as a whole, respectively, or the capacity of any of the Parties to enter into or comply with the provisions of the Framework Merger Agreement or the transactions provided for therein; except for significant adverse effects caused as a result of acts carried out by the Banorte Companies or the Interacciones Companies, respectively, expressly provided for in the Framework Merger Agreement or expressly consented to (in writing) by the other Parties, and none of the following, whether alone or in combination, will constitute a Material Adverse Effect: (a) any change in accounting principles or in general in the legal, tax, regulatory or economic conditions of Mexico, (b) any change in political conditions (including declaration of war or acts of terrorism), (c) any change affecting in general the sectors or markets in the geographical regions in which the Banorte Companies or the Interacciones Companies operate, respectively, and (d) any change that results or arises from hurricanes, earthquakes or similar natural phenomena.

“USA”	Means the United States of America.
“Closing Date”
Means the date occurring within the 30 (thirty) Business Days from the date on which the last of the conditions for Closing has been complied with or waived pursuant to the Framework Merger Agreement, which in no case may occur after June 30, 2018, unless extended by mutual agreement between the Parties.
“Trust A”	Has the meaning attributed to this term in Section 3.1 – “Detailed Description of the Transaction” of this Prospectus.
“Trust B”	Has the meaning attributed to this term in Section 3.1.- “Detailed Description of the Transaction” of this Prospectus.
“Security Trusts”	Means, jointly, Trust A and Trust B.
“Prospectus”	Means, this Prospectus on Corporate Restructuring.
“Merger”	Means the merger between Banorte and Interacciones.
“Mergers”
Means the mergers of (i) Interacciones, as the disappearing company, with and into Banorte, as the surviving company, (ii) Banco Interacciones, as the disappearing company, with and into BMN, as the surviving company, (iii) ICB, as the disappearing company, with and into CBBI, as the surviving company, (iv) AISA, as the disappearing company, with and into with and Seguros Banorte, as the surviving company, and (v) ISOFI, as the disappearing company, with and into OFBI, as the surviving company.

“IMOR”	Means Delinquency Index (Índice de Morosidad).
“Indeval”	Means S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V.
“Interacciones” or “GFI”	Means Grupo Financiero Interacciones, S.A.B. de C.V.
“ICB”	Means Interacciones Casa de Bolsa, S.A. de C.V., Grupo Financiero Interacciones.
“ISOFI”	Means Interacciones Sociedad Operadora de Fondos de Inversión, S.A. de C.V., Grupo Financiero Interacciones.
“Financial Groups Law”	Means the Law for the Regulation of Financial Groups (Ley para Regular las Agrupaciones Financieras).
“LMV”	Means the Securities Law (Ley del Mercado de Valores)
“Regulatory Laws”
Means all of the laws, regulations, circulars, legal provisions, orders, resolutions or any other similar provision, including those issued by the Government Authorities, intended to prohibit, restrict or regulate actions with the purpose of creating monopolies or to restrict commerce in general, the regulation of foreign investment, regulation of banking, securities, insurance, investment funds and financial matters in general, tax regulation or labor regulation, as the same are applicable on the Closing Date.
“Mexico”	Means the United Mexican States.
“Total Amount of the Transaction”
Means $26,557,233,352.46 (Twenty-six billion, five hundred fifty-seven million, two hundred thirty-three thousand, three hundred fifty-two Mexican Pesos (46/100)), which equals the implied consideration based on the price per Banorte share as of closing of the market on October 24, 2017.

“OFBI”	Means Operadora de Fondos Banorte Ixe, S.A. de C.V., Sociedad Operadora de Fondos de Inversión, Grupo Financiero Banorte.
“Parties”	Means, jointly, Banorte, Interacciones and the Interacciones Controlling Shareholders, as parties to the Framework Merger Agreement.
“Pensiones Banorte”	Means Pensiones Banorte, S.A. de C.V., Grupo Financiero Banorte.
“Pesos” and the “$” symbol	Means Pesos, lawful currency in the United Mexican States.
“Seguros Banorte”	Means Seguros Banorte, S.A. de C.V., Grupo Financiero Banorte
“RNV”	Means the National Securities Registry (Registro Nacional de Valores)
“ROAE”	Means net return on average equity per the relevant periods.
“SCI”	Means Servicios Corporativos Interacciones, S.A. de C.V.
“Electronic System”
Means the electronic publication system for corporations (sociedades mercantiles) established by the Ministry of the Economy in accordance with the Resolution published in the Official Gazette of Mexico as of June 12, 2015.

“Banorte Companies”	Means, jointly, Banorte and Banorte Subsidiaries.
“Interacciones Companies”	Means, jointly, Interacciones and Interacciones

Subsidiaries.
“Banorte Subsidiaries”	Means, jointly, BMN, CBBI, Seguros Banorte and OFBI.
“Interacciones Subsidiaries”	Means, jointly, Banco Interacciones; ICB; AISA and ISOFI.
“Sólida”	Means Sólida Administradora de Portafolios, S.A. de C.V., Sociedad Financiera de Objeto Múltiple, Grupo Financiero Banorte.
“SHCP”	Means Ministry of the Treasury and Public Credit (Secretaría de Hacienda y Crédito Público).
“TACC”	Means Accumulated Compounded Growth Rate (TASA Acumulada de Crecimiento Compuesto).

2.	EXECUTIVE SUMMARY

2.1.        Brief Description of Interacciones

Interacciones is a company authorized to act as a holding company pursuant to the provisions set forth in the Financial Groups Law (Ley de Agrupaciones Financieras). Interacciones was incorporated by means of public instrument No. 149,465 dated October 28, 1992, granted before José Antonio Manzanero Escutia, Notary Public 138 of the Federal District (currently Mexico City), then acting as associate notary with the office of Notary Public No. 6 of the Federal District (currently Mexico City), which official notary public was Fausto Rico Álvarez. This public instrument was recorded at the Public Registry of Commerce of the Federal District, on November 23, 1992, under commercial folio 166,786.

The shares of Interacciones were listed in the Mexican Stock Market (BMV) on December 10, 1992, and therefore, Interacciones regularly publishes its administrative, accounting, corporate, economic, financial and operating information, which information may be reviewed at the BMV website: www.bmv.com.mx. Furthermore, at the Interacciones website, www.interacciones.com, the administrative, accounting, corporate, economic, financial and operating information of Interacciones and its subsidiaries Banco Interacciones, AISA, ICB and ISOFI may be reviewed.

Interacciones is comprised of the following financial entities:

A.	Banco Interacciones, S.A., Institución de Banca Múltiple, Grupo Financiero Interacciones.

B.	Interacciones Casa de Bolsa, S.A. de C.V., Grupo Financiero Interacciones.

C.	Aseguradora Interacciones, S.A. de C.V., Grupo Financiero Interacciones.

D.	Interacciones Sociedad Operadora de Fondos de Inversión, S.A. de C.V., Grupo Financiero Interacciones.

In addition, Interacciones controls:

E.	Servicios Corporativos Interacciones, S.A. de C.V., Grupo Financiero Interacciones (“SCI”).

The corporate domicile of Interacciones is Mexico City, Mexico and its headquarters are located at Avenida Paseo de la Reforma 383, colonia Cuauhtémoc, delegación Cuauhtémoc, zip code 06500, Mexico City, Mexico. Its telephone number is (+5255) 5326-8600 and its website is www.interacciones.com

2.2.         Brief Description of Banorte

Banorte is a company authorized to act as a holding company pursuant to the provisions set forth in the Financial Groups Law (Ley de Agrupaciones Financieras). Banorte was incorporated by means of public deed 61,903 dated as of July 21, 1992, granted before Gerardo Correa Etchegaray, Notary Public 89 of the Federal District. This public instrument was recorded at the Public Registry of Commerce of the Federal District (Currently Mexico City), on September 30, 1992, under the commercial folio 163,485.

The shares of Banorte were listed in the Mexican Stock Market (BMV) on October 7, 1992, and therefore, Banorte regularly publishes its administrative, accounting, corporate, economic, financial and operating information on a periodic basis, which information may be reviewed at the BMV website: www.bmv.com.mx. Furthermore, at the Banorte website, www.banorte.com.mx, the administrative, accounting, corporate, economic, financial and operating information of Banorte and its subsidiaries BMN, CBBI, Seguros Banorte, Almacenadora Banorte, Arrendadora and Factor Banorte, Pensiones Banorte, OFBI and Sólida may be reviewed.

Banorte is comprised of the following financial entities:

A.	Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte.

B.	Casa de Bolsa Banorte Ixe, S.A. de C.V., Grupo Financiero Banorte.

C.	Seguros Banorte, S.A. de C.V., Grupo Financiero Banorte.

D.	Almacenadora Banorte, S.A. de C.V., Organización Auxiliar del Crédito, Grupo Financiero Banorte.

E.	Arrendadora y Factor Banorte, S.A. de C.V., Sociedad Financiera de Objeto Múltiple, Entidad Regulada, Grupo Financiero Banorte.

F.	Pensiones Banorte, S.A. de C.V., Grupo Financiero Banorte.

G.	Operadora de Fondos Banorte Ixe, S.A. de C.V., Sociedad Operadora de Fondos de Inversión, Grupo Financiero Banorte.

H.	Sólida Administradora de Portafolios, S.A. de C.V., Sociedad Financiera de Objeto Múltiple, Entidad Regulada, Grupo Financiero Banorte.

The corporate domicile of Banorte is the city of Monterrey, Nuevo León, and its headquarters are located at Prolongación Paseo de la Reforma 1230, colonia Cruz Manca, Santa Fe, delegación Cuajimalpa 05349, Mexico City, Mexico, and at avenida Revolución 3000 Sur, colonia Primavera, 64830, Monterrey, Nuevo León, Mexico and its website is: www.banorte.com.mx.

2.3.         Brief Description of the Most Relevant Aspects of the Transaction

The corporate restructuring referred to in this Prospectus consists of the merger of Banorte, as the acquiring and surviving company, and Interacciones, as the acquired and disappearing company. As a result of the Merger, Banorte will acquire all of the assets, property and rights of Interacciones. In addition, (a) Banco Interacciones, S.A., Institución de Banca Múltiple, Grupo Financiero Interacciones (“Banco Interacciones”) will merge with and into Banco Mercantil del Norte, S.A., Grupo Financiero Banorte (“BMN”), (b) Interacciones Casa de Bolsa, S.A. de C.V., Grupo Financiero Interacciones (“ICB”), will merge with and into Casa de Bolsa Banorte Ixe, S.A. de C.V., Grupo Financiero Banorte (“CBBI”), (c) Interacciones Sociedad Operadora de Fondos de Inversión, S.A. de C.V., Grupo Financiero Interacciones (“ISOFI”), will merge with and into Operadora de Fondos Banorte Ixe, S.A. de C.V. (“OFBI”); and (d) Aseguradora Interacciones, S.A. de C.V., Grupo Financiero Interacciones (“AISA”) (AISA, together with Banco Interacciones, ICB and ISOFI, are hereinafter referred to as the “Interacciones Subsidiaries”) will merge with and into Seguros Banorte, S.A. de C.V., Grupo Financiero Banorte (“SB”) (SB, together with BMN, CBBI and OFBI, are hereinafter referred to as the “Banorte Subsidiaries” and the Banorte Subsidiaries, together with Banorte, as the “Banorte Companies” and the Interacciones Subsidiaries together with Interacciones, as the “Interacciones Companies”) (jointly the “Transaction”).  The Mergers are subject to, among other conditions, the approval of the general extraordinary shareholders’ meetings of the Banorte Companies and of the Interacciones Companies, to having obtained the applicable Governmental Authorizations, and to the completion of due diligence. The Mergers will take effect once the applicable authorizations and resolutions adopted through the general extraordinary shareholders’ meetings of the Banorte Companies and of the Interacciones Companies have been recorded at the Public Registry of Commerce (Registro Público del Comercio).

Pursuant to the Framework Merger Agreement, if the Merger between the corporations is approved by the extraordinary shareholders’ meetings of the Banorte Companies and of the Interacciones Companies: (i) immediately before the Merger takes effect, Interacciones will deliver to its shareholders the amount of $13,712,587,103.60 (thirteen billion, seven hundred twelve million, five hundred eighty-seven thousand, one hundred three  (60/100) Mexican Pesos), through the payment of a dividend or a capital stock reduction in Interacciones and reimbursement of the same to such shareholders, or a combination of both that is a dividend payment and decrease and repayment of capital stock. The foregoing will be at the rate of $50.80 (fifty (80/100) Mexican Pesos) per each ordinary, nominative Series “O” share, subscribed and paid-in and outstanding, representative of the capital stock of Interacciones as of the Execution Date of the Framework Merger Agreement; and (ii) the variable portion of capital stock of Banorte will be increased in the amount necessary to deliver to the Interacciones shareholders, in proportion to their respective interest, and, through the S.D. Indeval, Institución para el Depósito de Valores, S.A. de C.V., 109,727,031 ordinary, nominative, Series “O” shares, with a par value of $3.50 (three (50/100) Mexican Pesos), representative of the capital stock in Banorte, with each of these shares taken at their closing market price on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.) on October 24, 2017, taking into account an exchange rate of 0.4065 Banorte shares for each Interacciones share. Based on the foregoing, the total amount of the Transaction is $26,557,233,352.46 (twenty-six thousand, five hundred fifty-seven million, two hundred thirty-three thousand, three hundred fifty-two 46/100 Mexican Pesos). The aforementioned exchange factor was determined based on the negotiations between Interacciones and Banorte, considering the estimated value of Banorte and Interacciones. If, when applying the exchange rate, any fractional Banorte shares are due to an Interacciones shareholder, Banorte will pay cash to the respective shareholder for the number of Interacciones shares necessary so that such shareholder receives a whole number of Banorte shares after applying the exchange rate. The amount to be paid in cash to the shareholder in lieu of any fractional Banorte shares will be the market value of such shares at the close of the day immediately prior to the date on which the Merger takes effect, based on a pricing source authorized by the CNBV. It should be noted that the only cash payments that will be made with respect to the merger will be those needed to make payments for fractional Banorte shares in the terms mentioned above. Banorte will make such payments with its own funds, and it is expected that the amounts related to these payments will not be substantial.

Provided that the Closing occurs, the Interacciones Controlling Shareholders will defend, indemnify and hold harmless Banorte for losses suffered, incurred and actually paid as of the Execution Date of the Framework Merger Agreement, as a result of, or that may have arisen from or in relation to any representation or statement made by Interacciones or by the Interacciones Controlling Shareholders that is in breach or is untrue, incorrect or incomplete. The Interacciones Controlling Shareholders will be required to pay any applicable indemnification in accordance with the provisions of the Framework Merger Agreement, as described below in Section 3 “Detailed Information about the Transaction” of this Prospectus. There are limits on the compensation for which the Interacciones Controlling Shareholders are responsible, both with regard to the amounts and the time considerations described below. However, the Interacciones Controlling Shareholders will create two Security Trusts, one to guarantee damages due to misrepresentations or incorrect statements unrelated to solely tax matters, and another to specifically guarantee damages due to misrepresentations or incorrect statements related to aspects of a tax nature, the details of which are described below in this Prospectus.

3.	DETAILED INFORMATION ABOUT THE TRANSACTION

3.1.         Detailed Description of the Transaction

The Transaction consists of: (i) the delivery to Interacciones shareholders of cash through the dividend payment or capital stock reduction in Interacciones and the reimbursement of the same to such shareholders, or a combination of both that is the dividend payment and reduction and reimbursement of the capital stock; and (ii) the merger of Banorte, as the acquiring and surviving company, and Interacciones, as the acquired and disappearing company. In addition, as the case may be, (a) Banco Interacciones will merge with and into BMN, (b) ICB will merge with and into CBBI, (c) AISA will merge with and into SB, and (d) ISOFI will merge with and into OFBI.

3.1.1.    Procedure to Implement the Transaction

Approval by the General Extraordinary Shareholders’ Meetings of Banorte and Interacciones.

For purposes of implementing the Transaction, the Interacciones Audit and Corporate Practices Committee (“CAPS”) assessed and reviewed the nonbinding proposal dated October 17, 2017, sent by actuary Marcos Ramirez Miguel, CEO of Banorte, to Carlos Rojo Macedo, CEO of Interacciones, including the term sheet under which Banorte proposed to carry out the Transaction. Furthermore, CAPS received the fairness opinion from Barclays México. After discussion and assessment of the offer letter, the term sheet and the fairness opinion from Barclays México, CAPS resolved to recommend the Transaction to the Board of Directors of Interacciones.

At a session held on October 24, 2017, the members of the Board of Directors of Interacciones reviewed CAPS’s recommendation based on the fairness opinion from Barclays México, the term sheet and the offer letter mentioned above. Immediately after, they resolved to call a general extraordinary shareholders’ meeting, which will be held on December 5, 2017, at which the merger of Banorte and Interacciones, in addition to other Agenda items, will be submitted to the shareholders for their consideration. Also, the Board of Directors of Banorte resolved to call a general extraordinary shareholders’ meeting, which will be held on December 5, 2017, at which the Merger described in this Prospectus, in addition to other Agenda items, will be submitted to the shareholders for their consideration.

Opinion by Barclays México

The Interacciones Board of Directors reviewed a fairness opinion dated October 23, 2017, regarding the exchange of Interacciones shares for Banorte shares that resulted from the Merger referred to in this Prospectus. The fairness opinion attached hereto and marked as “Annex A” will be submitted for review by the Interacciones general extraordinary shareholders’ meeting mentioned in the preceding paragraph. The Barclays México fairness opinion relied on a final draft of the Framework Merger Agreement.

The Barclays México fairness opinion itself asserts that what the Interacciones shareholders (other than the Interacciones Controlling Shareholders) will receive is fair from a financial standpoint.

Interacciones selected Barclays México considering its extensive experience in the area of investment banking, commercial banking, financing, asset management and other financial and non-financial services. As part of its ordinary business activities, Barclays México or its affiliates negotiate and carry out transactions with shares, debt securities or other securities, derivative financial operations of its own or on behalf of third parties.

In terms of the fairness opinion, Barclays México indicated that, although the consideration Interacciones shareholders (not including Interacciones Controlling Shareholders) could receive in the Transaction is fair, the fairness opinion does not constitute a recommendation as to how an Interacciones shareholder should vote with regard to the Transaction.

Other Advisors

Additionally, VACE Partners acted as exclusive financial advisor of Interacciones and Cervantes Sainz as legal advisor.

Conditions to which the Transaction is subject under the Framework Merger Agreement.

The consummation of the Transaction contemplated by the Framework Merger Agreement is subject to the satisfaction or written waiver by the Parties (Banorte, Interacciones and the Interacciones Controlling Shareholders) no later than the Closing Date, of each of the following conditions precedent (the “Conditions for Closing”):

(a)
the board of directors, following the opinion of the audit and corporate practices committee (with the opinion of an independent expert) of each of Banorte and Interacciones, shall opine in favor of and recommend the Mergers to the Banorte and Interacciones shareholders’ meetings, respectively;

(b)
(i) the general extraordinary shareholders’ meetings of each of the Banorte Companies and the Interacciones Companies shall have adopted a resolution approving the respective Mergers; and (ii) the ordinary general shareholders’ meeting of Banorte shall have adopted a resolution approving the Transaction considering, among others, that it is a “relevant asset acquisition” under the terms of Banorte’s corporate bylaws currently in force;

(c)
the applicable Government Authorizations shall have been obtained, and, in case the merger authorization issued by the COFECE is subject to any conditions, these conditions may not result in a burden of an amount equal to or greater than 10.0% (ten percent) of the Total Amount of the Transaction;

(d)
the representations of the Parties contained in the Framework Merger Agreement must be true and correct as of the execution date of the Framework Merger Agreement and as of the Closing Date as they are written, including exceptions and qualifiers, except for any breaches having a Material Adverse Effect (in which case the representation or representations in question will not be deemed to have been satisfied for purposes of the Framework Merger Agreement), with the understanding that any breach of such representations, as of the Closing Date, by Interacciones or the Interacciones Controlling Shareholders, must be indemnified pursuant to the provisions of Clause VI of the Framework Merger Agreement (as described in greater detail below) if Banorte considers that such representation or representations have been met, notwithstanding the provisions of this subparagraph (d);

(e)
the Parties must have complied with all the obligations and covenants provided for under the Framework Merger Agreement in all material aspects, with the understanding that any such breaches, as of the Closing Date, by Interacciones or the Interacciones Controlling Shareholders, must be indemnified in accordance with the provisions of Clause VI of the Framework Merger Agreement;

(f)	as of the Closing Date, no Material Adverse Effect may exist and continue that affects the Interacciones Companies, either individually or collectively;

(g)
Banorte has not identified contingencies affecting Interacciones before the Closing Date, which collectively represent an amount equal to or greater than 10% (ten percent) of the Total Amount of the Transaction, with the understanding that such contingencies shall be indemnified pursuant to the provisions of Clause VI of the Framework Merger Agreement[, if Banorte considers that such condition has been met, notwithstanding the provisions in this subparagraph (g) and, also with the understanding that otherwise the provisions of Clause 5.1(d) of the Framework Merger Agreement (Termination) would apply as described below;

(h)	there must be no order from a competent Government Authority that would prevent, affect or materially limit or materially modify the Transaction;

(i)	the necessary consent from any creditor or third party must have been obtained by any of the Banorte Companies or the Interacciones Companies as needed in order to consummate the Transaction;

(j)
each of the Interacciones Controlling Shareholders must have signed a non-compete agreement, which must be in force, for a period of 2 (two) years as of the Closing Date, on terms reasonably satisfactory to Banorte; and

(k)	the resolutions concerning the Mergers adopted by the general shareholders’ meetings of both the Banorte Subsidiaries and the Interacciones Subsidiaries must have been published in the Electronic

System, must be recorded at the Public Registry of Property and Commerce for the corporate domiciles of both the Banorte Subsidiaries and the Interacciones Subsidiaries, and, where applicable, any Government Authorizations applicable for the consummation of the Transaction must have been published in the Federal Official Gazette pursuant to the terms of the applicable Regulatory Laws.

Date on which the Mergers will become effective.

If approved by the general extraordinary shareholders’ meetings of Banorte and Interacciones, the Merger will take effect once the requirements referred to in Article 17 of the Financial Groups Law (Ley de Agrupaciones Financieras), in addition to any conditions that, if applicable, the extraordinary  shareholders’ meetings of Banorte and Interacciones have established, have been met. The Merger will take effect once the authorization from the SHCP and the resolutions adopted by the shareholders’ meetings of Banorte and Interacciones have been recorded at the Public Registry of Commerce of Monterrey, Nuevo León and Mexico City, respectively.

In addition, the Mergers of the Interacciones Subsidiaries and the Banorte Subsidiaries will take effect, under law, when the minutes of the general extraordinary shareholders’ meetings of such companies, including the applicable Government Authorizations, have been properly recorded at their respective public registry of commerce.

Increase in Banorte capital stock and Share Exchange.

As a result of the Merger, it is expected that the variable portion of the capital stock in Banorte will need to be increased in order to deliver to the Interacciones shareholders, in proportion to their respective interest, and, through the S.D. Indeval, Institución para el Depósito de Valores, S.A. de C.V., 109,727,031 ordinary, nominative Series “O” shares, with a par value of $3.50 (three and 50/100 Mexican Pesos), representative of the capital stock in Banorte, with each of these shares valued at their closing market price on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.) as of October 24, 2017, taking into account an exchange rate of 0.4065 (zero point four-zero-six-five thousandths) Banorte shares for each Interacciones share. The aforementioned exchange rate was determined based on the negotiations between Interacciones and Banorte, taking into account the estimated value of Banorte and Interacciones.

Conditions for Delivery of Banorte shares.

The conditions for the exchange of shares as a result of the Merger, regardless of the class or type of share, shall be the same for all shareholders.

If, when applying the exchange rate, any fractional Banorte shares are due to an Interacciones shareholder, Banorte will pay cash to the respective shareholder for the number of Interacciones shares necessary so that such shareholder receives a whole number of Banorte shares after applying the exchange rate. The price to be paid in cash to the shareholder in lieu of any fractional Banorte shares will be the market value of such shares at the close of the day immediately prior to the date on which the Merger takes effect, based on a pricing source authorized by the CNBV. It should be noted that the only cash payments that will be made in relation to the Merger will be those needed to make payments for fractional Banorte shares in the terms mentioned above. Banorte will make such payments with its own resources, and it is expected that the amounts related to these payments will not be substantial.

Integration of Banorte Subsidiaries.

As a result of the Merger, Banorte will acquire all of the assets, property and rights of Interacciones.

In addition, the mergers will be carried out of (i) Banco Interacciones, as disappearing company, with and into BMN, as surviving company, (ii) ICB, as disappearing company, with and into CBBI, as surviving company,

(iii) AISA, as disappearing company, with and into SB, as surviving company, and (iv) ISOFI, as disappearing company, with and into OFBI, as surviving company.

Also, Banorte will acquire all of the liabilities, obligations and responsibilities of Interacciones, in whole and without reserves or limitations.

Finally, since SCI is not part of the Transaction, it will be spun-off from the companies controlled by Interacciones. As of the date hereof, Interacciones has the Government Authorizations needed for such purpose.

Cancellation of Registration of Interacciones Securities in the RNV.

After the date on which the Merger takes effect, the cancellation of the shares representing the capital stock of Interacciones will be submitted before the National Securities Register (RNV).

3.1.2.	Description of Agreements Executed by Interacciones and Banorte prior to the general extraordinary shareholders’ meetings resolving the approval of the Merger

As of October 25, 2017, Banorte and Interacciones entered into the Framework Merger Agreement by means of which the parties thereto agreed upon to effect the Mergers described herein. The Framework Merger Agreement was entered into by the CEO of Banorte, by the CEO of Interacciones and by the Interacciones Controlling Shareholders. Below is a summary of the most relevant provisions in the Framework Merger Agreement:

A.        Consideration and Exchange Rate. In accordance with the terms of the Framework Merger Agreement, the Transaction’s consideration includes a combination of cash and Banorte shares in the amount of (i) $13,712,587,103.60 (thirteen billion, seven hundred twelve million, five hundred eighty-seven thousand, one hundred three (60/100) Mexican Pesos), which shall be paid in cash by Interacciones to its shareholders, through a dividend payment and/or reimbursement of their capital stock (or a combination of both) immediately prior to the date on which the Merger of Interacciones and Banorte takes effect, and (ii) 109,727,031 (one hundred nine million, seven hundred twenty-seven thousand, thirty-one) shares of Banorte, equal to 0.4065 (zero point four zero six five) shares of Banorte for each share of Interacciones issued, subscribed, paid-in and outstanding as of October 25, 2017.

B.        Adjustment of the Exchange Rate. Under the terms of the Framework Merger Agreement, the exchange rate may be adjusted up or down, solely and exclusively as a result of losses or liabilities arising on or before the Closing Date, for: (i) any severance packages for directors or advisors of Interacciones (known as “Golden Parachute”) or similar compensation relating to the Mergers, except for the retention bonuses and acts authorized under the Framework Merger Agreement and those that have been expressly and previously authorized by Banorte in writing, (ii) any amount pending of payment and not disclosed by Interacciones or by Banorte relating to pensions, pension plans or amounts payable for employee retirements, notwithstanding their denomination and how they are documented, (iii) undisclosed liabilities or assets inaccurately described in the financial information of Interacciones, or (iv) if during the due diligence carried out by Banorte prior to the Closing Date, undisclosed contingencies or losses causing the reduction of Interacciones value have been found, in the cases of subparagraphs (iii) and (iv) above, in an amount equal to or greater than 5.0% (five percent) of the Total Amount of the Transaction, considering such matters jointly or severally, and that either of these items provided for in subparagraphs (iii) and (iv) may be exercised exclusively by Banorte.

C.        Conditions for Carrying Out the Transaction. Pursuant to the Framework Merger Agreement, the Transaction is subject to certain conditions described in Section 3.1.1. of this Prospectus, which include: (a) the approval by the boards of directors of Banorte and Interacciones, respectively; (b) the approval by respective shareholders’ meetings; (c) the obtainment of Government Authorizations; (d) the representations of Banorte and Interacciones shall continue to be valid and accurate in all material aspects; (d) the parties shall have complied with all of their obligations under the Framework Merger Agreement; (e) as of the Closing Date, no event causing a Material Adverse Effect has occurred; (f) Banorte shall have not identified liabilities that could affect the consideration in an amount equal to or greater than 10% of the Total Amount of the Transaction; (g) there shall not be any orders issued, or legal restrictions imposed, by any competent Government Authority materially prohibiting or limiting the consummation of the Transaction; (h) each of the Interacciones Controlling Shareholders shall have entered into a non-compete agreement, which shall be in force for a period of 2 years, among other conditions.

D.        Exclusivity. The Framework Merger Agreement sets forth certain obligations with respect to the non-acceptance of bids for purchase or exchange, or of any other nature. The foregoing is subject to the understanding that such obligations are in force as of the date of signature of the Framework Merger Agreement and will terminate on the date of the earliest to occur of the following: (i) the Closing Date of the Transaction, or (ii) termination of the Framework Merger Agreement due to any of the grounds described therein.

E.        Representations. The Framework Merger Agreement includes customary representations by each of the parties thereto as of the execution date of the Framework Merger Agreement and as of the Closing Date, including but not limited to those related to (i) constitution, (ii) authorities, (iii) no conflict, (iv) consent (subject to outstanding authorizations), (v) shareholdings, and (vi) the absence of any lawsuits that would prevent the exchange of shares as a result of the Mergers due to reasons attributable to the Interacciones Controlling Shareholders (the “Fundamental Representations”).

The Framework Merger Agreement also includes additional customary representations relating to Banorte, Interacciones and the Interacciones Controlling Shareholders, including but not limited to those related to (i) capital stock and regulatory, (ii) portfolio rating and level of reserves, (iii) compliance with laws, permits and licenses, including any regulatory aspect (and the absence of fines), (iv) financial statements (annual and monthly), (v) absence of certain changes, (vi) lawsuits, (vii) compliance with tax provisions and other tax matters, (viii) property, (ix) derivative financial transactions, disclosure and adequacy of guarantees, (x) intellectual property, (xi) insurance, (xii) employee benefits, pensions, retirement and labor relationships, including employment matters, (xiii) related party transactions, (xiv) agreements, (xv) bank accounts, (xvi) systems and adequacy, (xvii) corporate controls, (xviii) absence of undisclosed liabilities, (xix) sufficiency of assets (the representations (i) to (xix) above, the “General Representations”), (xx) compliance with anti-money laundering laws and (xxi) compliance with anti-corruption regulations (representations (xx) and (xxi) above, the “Special Representations”). In the event of any breach, misrepresentation or omission with respect to such representations related to Interacciones, the Interacciones Controlling Shareholders must indemnify Banorte as indicated in the Indemnity clause.

F.            Obligations. The Framework Merger Agreement provides for covenants customary for transactions of this type, as described below:

•            Obligations of Interacciones. As of the signing date of the Framework Merger Agreement through the Closing Date, Interacciones (i) shall not request to, or negotiate with, any third party the execution of any transaction similar to, or competing with, the Transaction, and (ii) shall not allow the Interacciones Subsidiaries or any of their respective subsidiaries to carry out any of the following actions (unless required under the applicable law or any regulation issued by a competent authority, or if Banorte otherwise consents in writing): effect any transaction outside of the ordinary course of business including (A) to authorize or effect any modification or amendment to the corporate bylaws, (B) to issue, or to authorize the issuance of, any capital stock or to grant any option, warrant, or other rights to acquire or obtain any capital stock, (C) to issue any note, indenture or any other debt security, or create, incur, assume or guarantee any debt, except for debt in the ordinary course of its business, (D) to carry out any modifications to its accounting principles, practices, or methods of Financial Groups, different from those required pursuant to the applicable accounting principles or norms, (E) to incur in capital expenditures outside of the ordinary course of business, (F) to sell assets outside of the ordinary course of business, (G) to make any distributions to Interacciones shareholders, except for the dividend payment and/or capital reimbursements which shall be effected as part of the Transaction as described in Section 2.3 of this Prospectus, (H) to make any extraordinary payments to any employees, directors or advisors of Interacciones, except for performance based cash incentive awards agreed upon, and (I) to enter into any transaction with related parties, except if authorized in writing by Banorte which authorization may not be unreasonably withheld.

As mentioned previously, the Interacciones Controlling Shareholders shall maintain a lock-up period in respect of their Banorte shares resulting from the Transaction, for a period of 24 (twenty-four) months after the Closing Date.

•            Bilateral Obligations. As of the signing date of the Framework Merger Agreement through the Closing Date, Banorte, Interacciones, and the Interacciones Controlling Shareholders shall (i) permit one another and their representatives reasonable access, upon prior notification, to all of the personnel, assets, books and records and information of the relevant party, (ii) use reasonable efforts to perform, agree to perform, or cause the performance of, any actions as well as perform or cause the performance of, any acts by virtue of any law or any other provision which are necessary to implement the transaction as soon as possible (including any necessary actions to obtain the approvals and authorizations from all of the Governmental Authorities), (iii) maintain as confidential all of the information and documentation that they might possess or obtain relating to the Transaction, (iv) consult with one another before the issuance of any press release or announcement to the stock market related to the Framework Merger Agreement or the transactions contemplated thereby, and not to issue any of such press release or announcement to the stock market without the prior written consent from the other party, it being understood, however, that any party may, without the authorization from the other party, make announcements to the stock market if it is so obliged by an administrative or judicial authority (but notifying the other party simultaneously with the delivery of the information), and (v) Banorte and Interacciones shall call for their respective shareholders’ meetings to consider the Transaction, within a period to be agreed upon between the parties.

Banorte shall have the right to review and comment on the Appendices in respect of the information of Interacciones and/or the Interacciones Controlling Shareholders (“Interacciones Appendices”) as part of the due diligence provided for in the Framework Merger Agreement, and shall have the right to request from Interacciones and/or the Interacciones Controlling Shareholders any information or clarification so that Banorte could be satisfied that the information contained therein is accurate, complete and correct pursuant to the specific terms set forth in Clause III of the Framework Merger Agreement, which, as the case may be, would be manifested in writing to Interacciones and to the Interacciones Controlling Shareholders. If Banorte approves the Interacciones Appendices, the sole effect will be that the liabilities resulting from the information contained in the Interacciones Appendices will be excluded from the calculation of the indemnification provided for in the Framework Merger Agreement. If Banorte does not approve such Interacciones Appendices, then the liabilities resulting from the information contained in the Interacciones Appendices will be accounted for when calculating the indemnification pursuant to the Framework Merger Agreement.

G.            Indemnities and Liability Limitations. Subject to the following terms, the Interacciones Controlling Shareholders shall indemnify, defend, and hold harmless Banorte against, and with respect to, any damages and losses, and related liabilities (“Losses”) that Banorte may suffer or incur as a result of (i) any representation by Interacciones that is inaccurate, incorrect, or incomplete on the Closing Date, and (ii) any breach of any affirmative covenant of Interacciones provided for in the Framework Merger Agreement. This indemnity obligation shall be subject to the following limitations:

(1)
A minimum amount of USD 2,500,000.00 (two million five hundred thousand US dollars), relating to a claim or to a group of claims and a deductible of 1.3% (one point three percent) of the Total Amount of the Transaction, provided that indemnification will be payable from the first peso once the deductible amount is reached.

(2)
In the event of any breach, inaccuracy or omission on any of the Fundamental Representations, the Interacciones Controlling Shareholders shall be obliged to indemnify Banorte for each indemnity event in its entirety, up to 10% (ten percent) of the Total Amount of the Transaction for a period of up to 10 (ten) years after the Closing Date, solely through the payment mechanism provided for in the Security Trust A.

(3)
In the event of any breach, inaccuracy or omission of any of the General Representations, the Interacciones Controlling Shareholders shall be obligated to indemnify Banorte for up to 70% (seventy percent) of the amount for each indemnity event, up to a total amount equivalent to 9% (nine percent) of the Total Amount of the Transaction, and for a period of up to 18 (eighteen) months after the Closing Date, solely through the payment mechanism provided for in the Security Trust A (except liabilities of a tax nature which may be subject to indemnification through the Security Trust B).

(4)
In the event of any breach, inaccuracy or omission of any of the Special Representations, the Interacciones Controlling Shareholders shall be obliged to indemnify Banorte for each indemnity event in its entirety, up to 10% (ten percent) of the Total Amount of the Transaction for a period of up to 24 (twenty-four) months after the Closing Date, solely through the payment mechanism provided for in the Security Trust A.

(5)
In the event of any Loss resulting from any tax liabilities (whether disclosed or not disclosed), the Interacciones Controlling Shareholders shall be obliged to indemnify Banorte for a total amount of $1,200,000,000.00 (one billion, two hundred million Mexican Pesos (00/100)), as the same have been identified and assessed by Chevez, Ruiz, Zamarripa y Cía., S.C. (“CRZ”) as tax counsel engaged by mutual agreement between Banorte and Interacciones.

H.            Termination of the Framework Merger Agreement. The Framework Merger Agreement may be terminated by Banorte, Interacciones, and the Interacciones Controlling Shareholders, the latter acting jointly, as applicable and described below, in any of the following cases:

(1)
By means of a written agreement entered into by Banorte, Interacciones, and the Interacciones Controlling Shareholders, provided that the shareholders’ meeting of either Banorte or Interacciones approving the Mergers has not been held;

(2)
By any of the Parties (and in the case of the Interacciones Controlling Shareholders, acting jointly), if at any moment prior to the Termination Date any Government Authority impedes or prohibits the implementation of the Transaction;

(3)
By Banorte, if any Government Authority affects or limits, substantially modifies or conditions the effectiveness of the Transaction, provided that such effect, modification, or condition has an impact on the value of the Transaction that exceeds an amount equal to 10% (ten percent) of the Total Amount of the Transaction;

(4)
By Banorte, at its sole discretion, if at any moment prior to the Closing Date, Banorte identifies contingencies that, as a whole, represent an amount equal to or greater than 10% (ten percent) of the Total Amount of the Transaction, having confirmed the existence and amount of such contingencies by Banorte’s outside counsel with a proven reputation and with whom Banorte works regularly;

(5)
By Banorte, at its sole discretion, if at the Closing Date, any of the representations of Interacciones or the Interacciones Controlling Shareholders provided for in Clause III of the Framework Merger Agreement are inaccurate or incorrect pursuant to the terms in which they are written in such Clause, subject to any materiality qualifier or other qualifiers, and such inaccuracy or incorrectness results in a Material Adverse Effect; or

(6)
By any of the Parties, if there is a failure to comply with the conditions provided for in Clause 2.3 of the Framework Merger Agreement such that the Closing Date cannot occur on or before June 30, 2018, unless Parties agree in writing to extend such date.

I.            Effects of Termination of the Framework Merger Agreement. In the event that the Framework Merger Agreement has been terminated by any of the Parties to the Framework Merger Agreement, the party terminating the agreement shall immediately give written notice of such termination to the other parties, specifying the provision of the Framework Merger Agreement upon which such termination has been determined. From the moment of its termination, the Framework Merger Agreement shall become void without any further effect, and there shall be no liability to the parties pursuant to the Framework Merger Agreement, except for (i) any covenant of the Framework Merger Agreement that shall survive such termination, (ii) any covenant resulting from a breach (including a willful breach) of any of the covenants derived from the Framework Merger Agreement or from any willful misrepresentation of the representations set forth in the Framework Merger Agreement, or (iii) the right to serve legal process pursuant to the applicable law.

J.            Fees and Expenses; Taxes. All of the costs and expenses incurred by any of the parties in connection with the Framework Merger Agreement and the consummation of the transactions contemplated thereby, shall be borne by the party incurring such costs and expenses. All of the taxes incurred in connection with the execution and performance of the Framework Merger Agreement and the transactions contemplated by the Framework Merger Agreement shall be borne by the party which is liable to such taxes pursuant to the law and other applicable provisions.

K.            Modifications to the Framework Merger Agreement. Subject to the provisions of the applicable law, the Framework Merger Agreement may be modified or supplemented by the parties to the Framework Merger Agreement, provided that a written instrument is signed by all of the parties thereto.

3.1.3.	Agreements to be entered into after the extraordinary shareholders’ meetings resolving on the Mergers are held.

3.1.3.1	Security Trusts

In accordance with the terms of the Framework Merger Agreement, the Interacciones Controlling Shareholders obliged to create the Security Trusts on the Closing Date, in their capacity as settlors, and appointing Banorte as primary beneficiary and the Interacciones Controlling Shareholders as secondary beneficiaries.

The following is a summary of the most significant terms set out in the Framework Merger Agreement with respect to the Security Trusts, on the understanding that this summary is not intended to be exhaustive.

A.            Main characteristics of Security Trust A.

The Interacciones Controlling Shareholders are obliged pursuant to the terms of the Framework Merger Agreement, to create the Security Trust A, which is intended to guarantee the payment of any indemnity payable by the Interacciones Controlling Shareholders to Banorte, in connection with any Losses suffered by Banorte resulting from any breach, inaccuracy or omission in any of the representations made by Interacciones and the Interacciones Controlling Shareholders pursuant to the terms of the Framework Merger Agreement.

For the purposes of the foregoing, once the Merger becomes effective, shares representing Banorte’s capital stock equivalent to $2,655,723,335.24 (two billion, six hundred fifty-five million, seven hundred twenty-three thousand, three hundred and thirty-five Mexican Pesos (24/100)), which is 10% of the Total Amount of the Transaction, shall be contributed into Security Trust A estate.

Security Trust A shall remain in force for a period of up to 24 (twenty-four) months after the Closing Date, on the understanding that, notwithstanding the expiration of Security Trust A, the indemnity obligations of the Interacciones Controlling Shareholders shall remain in force for the period agreed upon in the Framework Merger Agreement.

B.            Main characteristics of Security Trust B.

The Interacciones Controlling Shareholders are obliged pursuant to the terms of the Framework Merger Agreement, to create the Security Trust B, which is intended to guarantee the payment of any indemnity payable by the Interacciones Controlling Shareholders to Banorte, in connection with any Losses suffered by Banorte resulting from any Tax Liabilities in the total amount of $1,200,000,000.00 (one billion, two hundred million Mexican Pesos (00/100)), as identified by the CRZ.

For the purposes of the foregoing, once the Merger becomes effective, shares representing Banorte’s capital stock equivalent to $1,200,000,000.00 (one billion, two hundred million Mexican Pesos (00/100)) shall be contributed into the Security Trust B estate.

Security Trust B shall remain in force for a period of up to 5 (five) years after the Closing Date, on the understanding that, notwithstanding the expiration of Security Trust B, the indemnity obligations of the Interacciones Controlling Shareholders shall remain in force for a period equal to the statute of limitation of such tax liabilities.

3.1.3.2.     Restriction Agreements on Transfer of Stock (Lock-Ups).

In terms of the provisions set forth in the Framework Merger Agreement, commencing on the Closing Date and for a period of 24 (twenty-four) months after the Closing Date, the Interacciones Controlling Shareholders are obligated to not offer, sell, promise to sell, issue, encumber, in any way dispose, enter into any operation intended to dispose (whether an actual disposition or an effectively economic disposition by means of a cash payment or otherwise), establish or increase a position equivalent to a put option, or liquidate or decrease a position equivalent to a call option, or enter into any correlative operation, with respect to any shares representing Grupo Banorte’s capital stock received as a result of the Merger, or convertible securities into, or whose exercise results in their conversion into, shares representing Banorte’s capital stock, as well as not to publicly announce any intention to perform any of those transactions.

3.1.3.3      Merger Agreements

Pursuant to the resolutions adopted by Banorte Companies and Interacciones Companies extraordinary shareholders’ meetings, each of them will enter into a merger agreement. A summary of the most significant provisions is as follows:

A.
Mergers. Each of the following will enter into merger agreements under the terms and conditions set forth therein: (i) Interacciones, as the disappearing company, merging into Banorte, as the surviving company, (ii) Banco Interacciones, as the disappearing company merging into BMN, as the surviving company; (iii) ICB, as the disappearing company, merging into CBBI, as the surviving company; (iv) AISA, as the disappearing company, merging into SB, as the surviving company, and (v) ISOFI, as the disappearing company, merging into OFBI, as the surviving company.

B.
Bases for the Mergers. The Mergers will be deemed to be carried out based on the balance sheets of Banorte Companies and Interacciones Companies as of September 30, 2017, presented to the extraordinary shareholders’ meetings.

C.
Transfer of Interacciones Companies estate. Each of the Banorte Companies, as surviving companies, will acquire all of the estate of the respective Interacciones Companies, as disappearing companies, without any reserve or limitation whatsoever, and the respective Banorte Companies will assume all rights and actions corresponding to the respective Interacciones Companies, substituting them in all obligations undertaken and all guarantees issued by them whether derived from any type of contract, agreement, license, permit, concession and, generally, acts or operations carried out by the respective Interacciones Companies or in which the respective Interacciones Companies have participated.

D.
Publication of Merger Agreements. In accordance with the laws applicable to each of the companies involved in the Mergers, the Banorte Companies and the Interacciones Companies will register the agreements implementing the Mergers once such agreements have been adopted by the shareholders’ meetings of Banorte Companies and Interacciones Companies, as well as the applicable authorizations by the proper Government Authorities, which shall be recorded at the Public Registry of Commerce.

E.
Effects of the Mergers. The Mergers will take effect upon the applicable authorizations and agreements adopted by the shareholders’ meetings of Banorte Companies and Interacciones Companies have been recorded at the Public Registry of Commerce.

3.2.        Purpose of the Transaction

The purpose of the Mergers is the consolidation of Banorte as a leading financial institution in Mexico. The individual strengths of Banorte and of Interacciones in the markets in which they participate, as well as the complementary nature of said strengths, result in a opportunity for value creation.

Banorte estimates that the Merger will allow it to combine Banorte’s advantages of scale with the specialized business model of Interacciones. Banorte believes that the operations of both companies are complementary, and that the Merger will increase the value creation potential along the different business lines, client bases, geographic coverage, and brands of both companies.

Transaction Background

Since its initial public offering, Interacciones has been able to consolidate its strategy and to position itself as the largest specialized financial group in the country, which has focused on helping Mexico’s states and municipalities to develop their infrastructure. For some time, Interacciones has been studying a variety of opportunities to further diversify its income and continue adding value to its already successful commercial capacities.

One of the main opportunities that was explored was the consumer sector, given that Interacciones has continually evaluated the opportunity to take advantage of a platform focused on this sector in order to carry out cross-selling to Interacciones clients in the government sector.

During the month of October 2017, Interacciones received a non-binding merger offer from Banorte. Interacciones analyzed the potential benefits of the merger and, having reached a positive result from this analysis, it executed the Framework Merger Agreement with Banorte.

This transaction seeks to combine the structuring experience of Interacciones and expand it, implementing it in one of Mexico’s largest banks, taking advantage of its consumer platform for the further income diversification of both institutions and, in the case of Interacciones, to achieve its objectives more quickly and efficiently.

Barclays provided the fairness opinion regarding the terms of the transaction from a financial standpoint, which has been attached to this Prospectus as Exhibit “A”. VACE Partners acted as an exclusive financial advisor to Interacciones.

Transaction Details

The Transaction is structured in such a way that Interacciones shareholders will receive 50% in cash, equaling $13,712,587,103.60 pesos and 50% in shares, equaling 109,727,031 shares in Banorte, in exchange for all of the shares representing Interacciones capital stock.

The cash payment received by Interacciones shareholders will allow them to receive a return and decrease their risk profile, and those who wish to do so may reinvest the cash in additional shares in Banorte or some other investment. In addition, the share component provides Interacciones shareholders with significant potential future returns.

It is important to note that the final consideration for the transaction will be determined on the settlement date, which is expected to occur in mid-2018.

Objectives and Benefits of the Transaction

The objective of the Interacciones and Banorte Merger is to join complementary platforms with significant benefits with respect to income and risk diversification for Interacciones shareholders. This transaction will complement Banorte’s origination efforts by adding Interacciones infrastructure structuring services and specialization in government loans to Banorte’s consumer platform.

In this sense, the transaction will allow Interacciones leading platforms in terms of loans to government entities, infrastructure loans, factoring for small and medium companies (PyMES) leasing to the public sector and federal loans to be combined with those of Banorte, thus sharing best practices in the various business lines and significantly expanding the Interacciones and Banorte operations scale by adding structuring practices to a consumer platform, thus creating the largest Mexican provider specializing in financial solutions.

The transaction will also allow important synergies in Interacciones funding. This will improve margins, given the difference in the current credit ratings of each institution. There could also be significant savings in administrative expenses since, despite the efficient operation of Interacciones, there is a significant overlap of non-specialized areas between the two institutions, and combining them could further strengthen operation synergies.

In addition, the transaction will allow income diversification by adding cross-selling opportunities between complementary commercial channels and with significant scale capacities. Interacciones and Banorte have complementary portfolios in the government sector. While Banorte is a leader in standard transactions, Interacciones is the leader in the structuring sector in financing infrastructure projects (between $100mm and $1,500mm) tailored to the needs of their clients. In addition, the transaction could benefit from new synergies by taking advantage of cross-selling to Interacciones clients through the Banorte consumer platform.

Historically, Interacciones shares have been quoted at a discount versus comparable public shares due to perceptions about its niche market and government-focused strategy, and also due to share liquidity. With this transaction, it not only creates pro forma strategic value for Interacciones shareholders, but also these factors driving this share discount are also eliminated automatically. In this sense, the earnings value (P/E) of 9.5x is anticipated to increase to the current valuation of Banorte, which is positioned at a much higher level.

Pro forma

As a result of the transaction, Banorte will become the second largest financial group in Mexico in terms of total assets, net income, total portfolio and funds attracted.

In addition, the segmentation of the pro forma portfolio of Banorte + Interacciones will include new sources of income due to the focus on infrastructure, which has shown to be highly profitable and has a significant potential for growth.

Interacciones Business Model

The Interacciones business model has four banks whose specialization is in the structuring of credit, maximizing profitability and minimizing risk, which is reflected in a ROAE of 20.46% and a non-performing loan index of 0.05% as of 2Q17.

Interacciones is the only specialized bank in Mexico that provides financing, advisory and financial services tailored for the public sector, which primarily includes states and municipalities, para-state entities and federal government provider companies, through its four business lines.

One of the primary strengths of the Interacciones credit portfolio is that 91% has Federal Government funds or liquid guarantees as a primary or secondary payment source.

Interacciones operations are carried out through the following business units or banks:

Government	Financing for States and Municipalities

Infrastructure	Financing for Infrastructure Projects

SMEs	Financing for service providers at a state and federal level

Leasing	Leasing services for the public sector

3.3.        Date of Approval of the Transaction by the Shareholders’ Meeting

During the session held on October 24, 2017, the members of the Board of Directors of Interacciones approved calling for a general extraordinary shareholders’ meeting to be held on December 5, 2017, in which, among other matters, the merger between Banorte and Interacciones described in this Prospectus will be submitted for consideration of its shareholders.

In addition, the Mergers of the Banorte Subsidiaries shall be resolved and approved by their respective general extraordinary shareholders’ meetings.

3.4         Date on which the Merger shall Take Effect

The Merger shall become effective once the requirements established in article 17 of the Financial Groups Law (Ley de Agrupaciones Financieras) and the conditions determined in such meetings have been met.

3.5.        Issuance of new Shares for the Transaction

By virtue of the Transaction described herein, Banorte will increase its capital stock, as of the date on which the Merger becomes effective in the amount of (i) $34,913,147.50 (thirty-four million nine hundred thirteen thousand one hundred forty-seven 50/100 Mexican Pesos) corresponding to the minimum fixed part of the capital stock, totaling an amount of minimum fixed part of the capital stock of $917,463,463.00 (nine hundred seventeen million four hundred sixty-three thousand four hundred sixty-three 00/100 Mexican Pesos), (ii) $349,131,461.00 (three hundred forty-nine million one hundred thirty-one thousand four hundred sixty-one 00/100 Mexican Pesos) corresponding to the variable capital stock, totaling an amount of variable capital stock of $9,174,634,616.00 (nine billion one hundred seventy-four million six hundred thirty-four thousand six hundred sixteen 00/100 Mexican Pesos) increased represented in its entirety by 109,727,031 (one hundred nine million seven hundred twenty-seven thirty-one) ordinary, nominative Series “O” shares each having a par value of $3.50 (three (50/100) Mexican Pesos), of which 9,975,185 (nine million nine hundred seventy-five thousand one hundred eighty-five) Series “O” shares shall correspond to Class “I” representing the minimum fixed part of capital stock and 99,751,846 (ninety-nine million seven hundred fifty-one thousand eight hundred forty-six) Series “O” shares shall correspond to Class “II” representing the variable part of the capital stock. The foregoing amounts shall be adjusted according to the figures from the financial statements of Banorte and Interacciones closest to the date on which the Merger authorization has been issued by the SHCP (Ministry of the Treasury and Public Credit).

The shares described above shall be distributed to the Interacciones shareholders, as a disappearing company, who will receive 0.4065 new shares of Banorte, as surviving company, for each 1 (one) Interacciones share owned by them.

The amounts indicated above shall be adjusted according to the figures provided for in the financial statements closest to the date on which the Merger authorization has been issued by the SHCP (Ministry of the Treasury and Public Credit).

It is contemplated that the exchange of the Interacciones shares for the Banorte shares as a result of the Merger will be carried out through the Indeval immediately after the date on which the Merger becomes effective.

In addition, by virtue of the Mergers, the Banorte Subsidiaries shall increase their respective capital stock and issue new shares as required in each case to implement and effect the corresponding mergers.

3.6.        Exchange date of Interacciones shares for Banorte shares

It is contemplated that the exchange of the Interacciones shares for the Banorte shares as a result of the Mergers will be carried out through the Indeval immediately after the date on which the Merger becomes effective.

3.7.        Accounting treatment of the Transaction

By virtue of the Merger, the Acquired Companies will disappear and, therefore, will not have a specified accounting treatment.

In respect of the acquiring companies, being the surviving companies, the transaction shall be registered based on Financial Reporting Standard B-7 (Norma de Información Financiera B-7) (“NIF B-7”) “Business acquisitions,” pursuant to which a business acquisition is defined as an operation whereby an entity acquires, whether directly or indirectly, the net assets of one or more businesses and through this means obtains the control. It includes all mergers between independent entities and is equally applicable to acquisitions that are paid by means of the issuance of capital stock instruments.

The merger of Banorte and Interacciones is considered one of the acquisition forms provided for in the NIF B-7, considering that prior to the merger such companies were not under common control.

The accounting records of this transaction will be carried out applying the Purchase Method (Método de Compra) provided for in the NIF B-7, which requires:

a)
Determining that a business is being acquired, that is, that the acquired business in addition to having goods, has activities coordinated by a management, that when applied to such goods, generate a product or service.

b)
Identifying the acquirer: In any business acquisition, the acquiring company, which is the company getting control of the acquired business, must be identified. Occasionally, it may not be clear who is the acquirer, but it is typically the entity paying the consideration by delivering cash, incurring in debt, or issuing shares, as is the case with Banorte.

c)
Determining the date of acquisition: The date of acquisition or purchase is the date on which the control of the acquired business is transferred to the acquiring entity without restrictions, except for those established in order to protect shareholders or other owners of the acquired business.

d)
In order to perform the initial recognition, appraising the identifiable assets and assumed liabilities of the acquired business, as well as the non-controlling interests. The intangible assets and goodwill shall be included.

e)
Appraising consideration: The value of the consideration delivered to the previous owners of the acquired business consists of the sum of net assets transferred, liabilities assumed, and shares issued by the acquirer in favor of the seller for the acquisition, all of which will be appraised at a reasonable value.

f)
Recognizing goodwill acquired or, less typically, a purchase at a negotiated price, on the terms provided for by MF B‑7 NIF. Goodwill shall be recognized by the economic entity when the total of the consideration paid in the acquisition and the non-controlling interests, both appraised at a reasonable value, is greater than the amount of the acquired business’s net assets appraised as indicated in the NIF B-7.

The accounts that will be affected in the Transaction’s registry are:

a)
Goodwill, by the recognition of the excess of the consideration paid above the fair value of the acquired net assets. For the purposes of the pro forma financial statements attached, Banorte assumes that the net assets of Interacciones are presented at a reasonable value.

b)	Stock capital account, by the issuing of shares as consideration to be paid as part of the transaction.

c)	Premium due to sale of shares account, by the issuance of shares as consideration for the transaction.

d)	If applicable, asset accounts for the assets identified in applying the purchase method.

e)	If applicable, liability accounts for liabilities assumed in the process of applying the purchase method.

3.8.        Tax effects derived from the Transaction

3.8.1.   Tax Effects Arising from the Consideration Paid in Cash

a)	Taxes for which the Issuer is liable.

The current tax provisions provide that when a company distributes a dividend or reimburses capital to its shareholders, it will be obliged to pay income tax, provided that the distributed amounts exceed the capital stock contributed into the company or are in excess of the amount of tax profits obtained during the prior years.

Given that prior to the payment of dividends by or the capital reduction in Interacciones, Banco Interacciones and ICB will also effect payments of dividends or capital reimbursements in favor of Interacciones, the provisions set forth below will be relevant for all three companies.

Notwithstanding the fact that the tax effects on these distributions shall be assessed at the moment in which those distributions are made, it is estimated that these amounts will exceed the balance of the then existing tax benefits, and therefore, both Banco Interacciones and ICB will be obliged to pay income tax on those distributions.

The tax benefits upon which the companies’ taxes payable are assessed are: (i) the Capital Contribution Account (“CUCA”), which is generally equal to paid-in capital contributions, less any capital reductions that have been reimbursed to its shareholders; and, (ii) the Net Tax Profit Account (“CUFIN”), which is generally equal to the tax profits obtained by the company during the previous years, plus dividends received by its subsidiaries, less the amount of dividends paid to its shareholders.

In the case of dividends, the company distributing them will be required to pay tax on the amount exceeding its CUFIN balance. The tax is assessed by applying a rate of 42.86% on such excess amount.

In connection with a capital reduction, the company effecting the reduction will be obliged to pay income tax when the amount exceeds the sum of the CUCA and CUFIN balances on the relevant date. Taxes will be payable at a rate of 42.86% on such excess amount (such amount, “Distributed Profit”).

The amount of Distributed Profit for the Interacciones subsidiaries will increase the balance of their CUFIN, which will be utilized to assess the corporate taxes on the distributions made in cash in favor of their shareholders.

b)	Taxes for which the Shareholders are liable.

In addition to any income tax that may be assessed by the company paying the dividends or effecting the capital reduction, the shareholders receiving the amounts will have the following obligations:

For entities resident in Mexico, there will not be any tax effects in connection with the amounts received as dividends or capital reductions.

Individuals resident in Mexico will be subject to a progressive maximum rate of 35% on the amount of dividends or the Distributed Profit that they might receive. However, individuals resident in Mexico may carry out a setoff between their income tax and the corporate income tax paid by the company making such distributions. Since the tax rate for individuals is greater than the 30% rate applicable to entities, such individuals will be required to pay the remaining tax rate of 5%.

Individuals resident both in Mexico and abroad will be subject to the payment of an additional income tax of 10% on dividends and the Distributed Profit, which tax is definitive and may not be set off against any other tax. This additional tax must be withheld by the relevant financial broker.

3.8.2.    Tax Effects Derived from the consideration Paid in Shares

In addition to the payment in cash, Interacciones shareholders will also receive, as consideration, shares issued by Banorte as the surviving company.

Taking into account that both financial groups are entities residing in Mexico, the Merger may not be considered a taxable acquisition, as long as the requirements set forth in the tax regulations are met, such as the filing of merger notices and tax returns for which Interacciones is responsible corresponding to the fiscal year ending by virtue of the Merger.

If such tax requirements are met, Interacciones shareholders will not have any tax effects for the part of the Consideration received in Banorte shares.

It is worth noting that the tax basis of the shares issued by Banorte and received as consideration for the Merger will be the same as of the date of the Merger as the tax basis in the Interacciones shares to be canceled.

3.8.3.    Tax Effects due to a Subsequent Sale of Banorte Shares

Shareholders that are entities and that sell after the Merger the Banorte shares received as consideration must consider as taxable profits or deductible losses the balance between the price of the sale and the tax basis of such shares, which as described in the preceding section will be the same tax basis as in the Interacciones shares that were canceled.

If shareholders that are individuals sell those shares, in principle the 10% rate should be applicable on income received, provided that the transaction is effected through stock exchanges operated pursuant to a concession granted under the terms of the LMV or through recognized markets of countries having a valid treaty with Mexico to avoid double taxation.

This preferential tax regime will not be applicable in case of sale of shares that are not effected through the stock exchanges or recognized markets; when a person or group of persons sell within a 24-month period 10% or more of the Banorte shares received; upon a change of control of the issuer; or, when the sale is effected as an operation of registry (operación de registro), protected cross (cruce protegido) or under any other denomination that could prevent the selling person from accepting more competitive offers.

Also, the 10% preferential rate will not be applicable if the Banorte shares being sold have been obtained in exchange for Interacciones shares that before the Merger were subject to any of the scenarios described in the preceding paragraph.

Finally, another requirement to be entitled to the preferential rate of 10% is that the shares being sold must have been acquired through the BMV or through foreign stock markets and trading systems.

It is important to note that the Banorte shares received as consideration for the Merger will not be considered under the LMV as having been acquired through the stock markets, so there is a risk that even though the Interacciones shares might be acquired through those markets at that time, the tax authority may consider the profit obtained from the sale of Banorte shares may not be subject to the preferential tax regime of 10%.

In respect of sales of shares not acquired through stock markets, the 10% rate may still be available for shareholders that (i) are not selling more than 1% of the Banorte shares within a 24-month period, and (ii) were not Banorte shareholders at the time of registration with the RNV.

For sales of shares not complying with the requirements to obtain the preferential regime of 10% on income, the general regime providing for rates of up to 35% on income will apply.

Shareholders residing abroad may also have access to the preferential regime of 10% available for Mexican-resident individuals, to the extent that the foregoing formal requirements are met.

Furthermore, those foreign shareholders residing in a country that has entered into tax treaty with Mexico may be exempted from paying such tax if they deliver to the financial broker an affidavit stating that such shareholder is a resident for purposes of the tax treaty and providing its identification number or tax registration number issued by the competent authority of their country of residence.

The tax provisions provide that dividends or distributed profits not derived from the net tax profit account and the capital contribution account, respectively, will be subject to an income tax which must be covered by the company distributing the dividend. This tax must be paid on the 17th day of the month following the month in which the tax derived from the dividends distributed or profit was caused and may be credited against the tax arising from future taxable profits.

In this regard, the company distributing the profit (in this case, Interacciones) must register in its results for the fiscal year the income tax on the distribution as a “Tax Incurred during the Year”, and it must also register a “Tax Deferred in Favor” in the same amount. Such amount may not be claimed against the Security Trust B.

Upon Interacciones merger with and into Banorte, the tax will carry over to Banorte (the surviving entity), which will have to pay such tax on the 17th day of the month following the month in which the tax was caused. However, such tax may not represent a tax cost for Banorte because it may be credited against taxes caused during that period by the same surviving company.

4.	INFORMATION CONCERNING EACH OF THE PARTIES INVOLVED IN THE TRANSACTION

4.1.        Information concerning Interacciones

4.1.1.    Name of Issuer

Grupo Financiero Interacciones, S.A.B. de C.V.

4.1.2.    Business Description

Description of Grupo Financiero Interacciones, S.A.B. de C.V. (GFINTER)

We are a Mexican financial group, with a business model focused on basic infrastructure financing services, risk management and financial advisory services mainly to the Mexican public sector, which includes the federal, state and municipal governments, as well as state companies such as PEMEX and the CFE and government entities service providers.

In 2013, a public offering of securities was effected in the amount of $3,600 million, the proceeds of which have been allocated to fostering the growth strategy of the financial group and developing business lines of Banco Interacciones such as infrastructure and leasing, and this offering permitted Interacciones to increase its capital stock floating in the market from 7% to 30%.

As of September 30, 2017, Banco Interacciones, our bank subsidiary, is the largest bank in Mexico focused on infrastructure financing and is the third largest bank controlled by Mexican shareholders. As of September 30, 2017, Banco Interacciones is the eighth largest bank in the Mexican financial system in terms of total assets, and has the lowest IMOR in the system (0.05%) and an ICOR of 2.625%, the highest in the system. Moreover, Banco Interacciones is one of the most profitable banks in terms of ROAE, having reported profits over the past 58 consecutive quarters and a ROAE of 20.0% in the 12-month period ended on September 30, 2017, compared to an average ROAE of the seven largest banks in Mexico of 13.2% for the same period. The activities of Banco Interacciones are complemented by our subsidiaries ICB and AISA.

Our portfolio of clients includes state and municipal entities that we serve though a structure of national scope, which enables us to be close to our clients and to be more efficient. Unlike other financial institutions that focus on multi-service banking, we do not need a network of branches. We provide our services through six business centers: West (Guadalajara), Metro-Center (México, D.F.), Golf-East (Puebla), Southeast (Cancún), Northeast (Monterrey) and Northwest (Hermosillo) and 20 local and state offices located in 17 federal states. This structure allows us to keep operating costs low and to maximize our profits, without compromising the quality of the service we provide to our clients.

The nature of our clients and the high level of specialization in structuring our loans allows us to have a portfolio with a low level of risk. Our experience in providing financial and advisory services to the Mexican public sector has enabled us to create payment mechanisms that ensure that the resources of the federal or state government are the primary source of payment for the majority of our loan portfolio. Approximately 91% of our portfolio as of September 30, 2017, contains, whether directly or indirectly, federal or state funds as a payment source. As a result of our specialized attention and the foregoing payment mechanisms, and our means to originate, structure and monitor our loan portfolio, our IMOR is the lowest in the Mexican banking system. Our IMOR was 0.05% on September 30, 2017 and an average of 0.11% over the past three years, compared to an average of 2.14% for the seven largest banks in the Mexican banking system and 2.10% of the system in general according to the CNBV as of September 2017 closing.1

As of September 30, 2017, Interacciones had $208,875 million in total assets and $16,268 million in equity, and for the nine-month period ended on September 30, 2017, we reported a net profit of $2,273 million. In the last four years2, the net profit and operating profit increased to a TACC of 17.4% and 14.4%3, respectively. In the same period, the loan portfolio of Banco Interacciones increased to a TACC of 16.1% compared to the compound annual growth of 11% of the total loan portfolio of the seven largest financial groups of Mexico. Banco Interacciones has maintained a capitalization index (“ICAP”) above the minimum regulatory levels, as set forth in the statistical bulletins published by the CNBV, since 2000. As of September 30, 2017, such ICAP was 17.56%, while the minimum capitalization index required in Mexico is 8%; however, due to certain restrictions for the calculation of net capital, financial institutions must comply with a minimum level of 10.5%.

Our principal sources of funding consist of traditional deposits by our institutional clients, loans with the development bank (banca de desarrollo) and obtaining deposits from the public through placements in the debt market, among other sources. We accept institutional deposits and diversify our client portfolio in order to

1 Data obtained from the Statistical Bulletin of the CNBV as of September 30, 2017
2 Period between September 2013 and September 2017
3 Defined as the quotient between the last and the first year of the period taken to the n-1 degree, where n is the difference between the last and the first year, minus one. The calculation includes the net and operating annual results considering as a basis the net and operating results from January to September 2017.

be less dependent on interbank debt. In addition, deposits, which represent 68.8% of our total funding sources, have increased in the recent years, supported by the growth in immediately collectible deposits, which increased 41% annually and 126% over the past 3 years, which has allowed us to reach a minimum historical level in the funding cost.

Since the financial planning process was restructured in 2012, comprehensive income and placement objectives have been established, in addition to a strict expense control, which is reflected in the decrease of the efficiency index by 22.33 percentage points since December 2011, positioning Interacciones and Interacciones Subsidiaries as the second best financial group with an efficiency index of 39% as of the close of 2016. As of the close of the third quarter of 2017, we are approaching this level, given the seasonal nature of income under our business model.

We are a financial group established under the laws of Mexico as a holding company.

Our principal shareholders, Carlos Hank Rhon, Banco Interacciones Trust 10353 and Graciela Hank González jointly hold the majority of our shares, thereby maintaining them fully committed to Group’s performance. The main assets of the financial group are common shares of its principal subsidiaries, Banco Interacciones, ICB and AISA.

Below is a description of each of our principal subsidiaries (the basis for the calculation of our shareholdings in each of the Interacciones Subsidiaries reflects the net amount, taking into account eliminations derived from the consolidation of Interacciones and the Interacciones Subsidiaries).

Banco Interacciones

Banco Interacciones, our principal subsidiary, specializes in the financing of basic infrastructure projects through the granting of loans to federal states, municipalities and companies related to the public sector and in the provision of deposit services and financial advisory services at all levels of the Mexican federal, state and municipal governments, as well as state productive companies such as PEMEX and CFE.

Business at Banco Interacciones is divided into four business units or primary banks: government banking, infrastructure banking, small and medium enterprise banking, and most recently lease banking, which officially launched in 2016.

Since 2000, Banco Interacciones has continued to increase its presence in Mexico, gaining market traction in the segments described above at the federal, state and municipal levels.

Over the past 5 years, we have grown beyond most of our competitors, while increasing our market participation in government loans from 15.1% as of December 31, 2012 to 20.2% on September 30, 2017. Since 2016, we have placed greater emphasis on infrastructure banking in response to a greater demand for projects with Public-Private Association structures, which are the financing and advisory specialization of this bank. As of September 30, 2017, Banco Interacciones had a total of $60,945 million in government loans and $34,517 million in infrastructure financing, representing 58% and 33% respectively of $105,960 million of the total loan portfolio.

As of September 30, 2017, Banco Interacciones represented 88% of our assets and 88% of our equity, and, in the period between January 1, 2017 and September 30, 2017, it reported a net profit of $2,040 million, representing 90% of our consolidated net profit.

Interacciones Casa de Bolsa

Our subsidiary, established as a brokerage firm, provides comprehensive financial services, including brokerage services for equity and debt securities, financial advisory services, portfolio structuring and asset management, for both individuals and companies. ICB operates a cutting-edge technological platform that combines best practices with integrated systems and the maximum operating speed for stock market transactions.

ICB has effectively implemented its strategy, achieving the increase of income derived from brokerage services. This excellent performance has been obtained due to broader effectiveness with national and foreign institutional clients, as well as the execution of proprietary positions through its foreign exchange desk, in capital markets and debt markets in particular. As of September 30, 2017, this subsidiary accrued a total of $252 million in net profit, growing 1.1 times when compared to the nine-month period of the prior year.

ICB has positioned itself in the market as an institution with the best profitability and efficiency indicators for the nine-month period ended on September 30, 2017, obtaining a ROAE of 29.84% and an efficiency index of 58.9%.

Similarly, through ISOFI, we offered 29 investment funds to our private banking clients through our integrated financial services approach. As of September 30, 2017, these funds manage $23,652 million, within a group of 29 investment funds.

Since July 2011, ICB has a capacity to process an average of 300,000 transactions per day, which is equivalent to 200 transactions per second, compared to the average of 70 transactions per second of the Mexico industry according to the BMV standard, and as of September 30, 2017, it maintained operations in the order of 2.8% of all of the monthly operations at the BMV.

As of September 30, 2017, ICB represented 11% of our total assets and 7% of our equity and, in the period from January 1, 2017 to September 30, 2017, it represented 11% of our net profits.

Aseguradora Interacciones

AISA is a multi-branch company focused on providing risk management solutions for infrastructure projects and risk management for Interacciones. Our products are offered though the marketing efforts of Interacciones. The business model of Banco Interacciones is complemented with different products offered by AISA to cover government and infrastructure projects.

As of September 30, 2017, AISA represented 1% of our total assets and 3% of our equity and, in the period from January 1, 2017 to September 30, 2017, it represented 0.1% of our net profits.

Issuances by Interacciones Companies

	Issuance	TV	Placement rate (sobretasa de colocación)	Coupon	Term	Placement Date	Maturity	Remaining Term	FITCH	Moody’s	HR
CEBURES	BINTER_14-2	94	0.90	8.27	1316	19/06/2014	25/01/2018	98	A+ (mex)		HR AA-
	BINTER_14-3	94	0.90	8.28	1456	27/06/2014	22/06/2018	246	A+ (mex)		HR AA-
	BINTER_14-4	94	0.90	8.28	1456	26/09/2014	21/09/2018	337	A+ (mex)		HR AA-
	BINTER_14-5	94	0.85	8.24	1540	27/11/2014	14/02/2019	483	A+ (mex)		HR AA-
	BINTER_15	94	0.90	8.27	1652	26/03/2015	03/10/2019	714	A+ (mex)		HR AA-
	BINTER_16	94	0.85	8.24	1148	17/03/2016	09/05/2019	567	A+ (mex)		HR AA-
	BINTER_16-2	94	0.90	8.27	1008	16/06/2016	21/03/2019	518	A+ (mex)		HR AA-
	BINTER_16-3	94	1.00	8.37	1344	08/09/2016	14/05/2020	938	A+ (mex)		HR AA-
	BINTER_16U	94	-	4.97	3640	13/10/2016	01/10/2026	3269	A+ (mex)		HR AA-

Issuance	TV	Placement rate (sobretasa de colocación)	Coupon	Term	Placement Date	Maturity	Remaining Term	FITCH	Moody’s	HR
BINTER_17	94	1.20	8.58	1232	30/03/2017	13/08/2020	1029	A+ (mex)	HR AA-
BINTER_17U	94	-	5.90	3640	30/03/2017	18/03/2027	3437	A+ (mex)	HR AA-

Obligations	BINTER_07	Q	1.75	9.13	3640	20/11/2007	07/11/2017	19	BBB+ (mex)		HR A+
	BINTER_08	Q	1.75	9.12	3640	28/11/2008	16/11/2018	393	BBB+ (mex)		HR A+
	BINTER_10	Q	2.00	9.38	3640	16/12/2010	03/12/2020	1141	BBB+ (mex)		HR A+
	BINTER_12	Q	2.50	9.88	3640	29/11/2012	17/11/2022	1855	BBB+ (mex)	A2.mx	HR A+
	BINTER_15	Q	2.50	9.87	3640	26/02/2015	13/02/2025	2674			HR A

Others	BINTER_17006	F	0.42	7.80	280	19/01/2017	26/10/2017	7	F1 (mex)	MX-1	HR1
	BINTER_17009	F	0.66	8.03	364	24/01/2017	23/01/2018	96	F1 (mex)	MX-1	HR1
	BINTER_17013	F	0.35	7.73	252	14/02/2017	24/10/2017	5	F1 (mex)	MX-1	HR1
	BINTER_17014	F	0.37	7.75	280	14/02/2017	21/11/2017	33	F1 (mex)	MX-1	HR1
	BINTER_17017	F	0.66	8.04	364	16/02/2017	15/02/2018	119	F1 (mex)	MX-1	HR1
	BINTER_17023	F	0.37	7.76	280	15/03/2017	20/12/2017	62	F1 (mex)	MX-1	HR1
	BINTER_17027	F	0.35	7.74	196	12/04/2017	25/10/2017	6	F1 (mex)	MX-1	HR1
	BINTER_17029	F	0.36	7.74	224	20/04/2017	30/11/2017	42	F1 (mex)	MX-1	HR1
	BINTER_17030	F	0.36	7.74	196	27/04/2017	09/11/2017	21	F1 (mex)	MX-1	HR1
	BINTER_17032	F	0.42	7.80	280	11/05/2017	15/02/2018	119	F1 (mex)	MX-1	HR1
	BINTER_17033	F	0.42	7.80	280	25/05/2017	01/03/2018	133	F1 (mex)	MX-1	HR1
	BINTER_17034	F	0.47	7.85	336	25/05/2017	26/04/2018	189	F1 (mex)	MX-1	HR1
	BINTER_17035	F	0.43	7.82	280	01/06/2017	08/03/2018	140	F1 (mex)	MX-1	HR1
	BINTER_17036	F	0.43	7.81	280	08/06/2017	15/03/2018	147	F1 (mex)	MX-1	HR1
	BINTER_17037	F	0.43	7.81	280	15/06/2017	22/03/2018	154	F1 (mex)	MX-1	HR1
	BINTER_17038	F	0.45	7.83	308	15/06/2017	19/04/2018	182	F1 (mex)	MX-1	HR1
	BINTER_17039	F	0.30	7.68	364	16/06/2017	15/06/2018	239	F1 (mex)	MX-1	HR1
	BINTER_17040	F	0.35	7.73	252	06/07/2017	15/03/2018	147	F1 (mex)	MX-1	HR1
	BINTER_17041	F	0.35	7.73	280	13/07/2017	19/04/2018	182	F1 (mex)	MX-1	HR1
	BINTER_17042	F	0.35	7.73	308	20/07/2017	24/05/2018	217	F1 (mex)	MX-1	HR1
	BINTER_17043	F	0.35	7.73	308	26/07/2017	30/05/2018	223	F1 (mex)	MX-1	HR1

Issuance	TV	Placement rate (sobretasa de colocación)	Coupon	Term	Placement Date	Maturity	Remaining Term	FITCH	Moody’s	HR
BINTER_17044	F	0.35	7.74	280	27/07/2017	03/05/2018	196	F1 (mex)	MX-1	HR1
BINTER_17045	F	0.27	7.65	168	31/08/2017	15/02/2018	119	F1 (mex)	MX-1	HR1
BINTER_17046	F	0.28	7.66	168	07/09/2017	22/02/2018	126	F1 (mex)	MX-1	HR1
BINTER_17455	I	-	-	290	24/01/2017	10/11/2017	22	F1 (mex)	MX-1	HR1
BINTER_17503	I	-	-	350		13/12/2017	55	F1 (mex)	MX-1	HR1
BINTER_18133	I	-	-	364	29/03/2017	28/03/2018	160	F1 (mex)	MX-1	HR1
BINTER_18181	I	-	-	269	04/08/2017	30/04/2018	193	F1 (mex)	MX-1	HR1
BINTER_18392	I	-	-	364	26/09/2017	25/09/2018	341	F1 (mex)	MX-1	HR1
BINTER_U17503	I	-	-	350	28/12/2016	13/12/2017	55	F1 (mex)	MX-1	HR1

Corporate Structure

4.1.3.    Description of the Issuer’s history

Interacciones most Relevant Historical Events

Interacciones was incorporated by means of public deed 149,465 dated as of October 28, 1992, granted before José Antonio Manzanero Escutia, notary public number 138 of Mexico City, recorded at the Public Registry of Commerce of Mexico City under the folio number 166,786, having its corporate domicile in Mexico City.

In 1982, a group of Mexican investors led by Carlos Hank Rhon, current president of the Board of Directors, acquired Corporación Mexicana de Valores, S.A. de C.V., (changing its name to Interacciones Casa de Bolsa, S.A. de C.V., in 1987). This organization was further consolidated in October of 1992 when, after completion of the commercial banks privatization process supported by the Mexican government intended to increase competitiveness in the Mexican financial services market, this group of investors decided to create Grupo Financiero Interacciones, S.A.B. de C.V., composed of different financial institutions, including Interacciones Casa de Bolsa, Interacciones Casa de Cambio, S.A. de C.V., (incorporated in 1988 and liquidated in 1995) and two financial leasing and factoring companies, and listed its shares on the BMV through an initial public offering in Mexico.

Interacciones business was supplemented in January 1993, with the incorporation of the ninth most important company on the insurance market, Seguros La República S.A., currently Aseguradora Interacciones.

On September 7, 1993, the SHCP issued an official document number 102-E-367-DGBM-III-A-3235 authorizing Grupo Financiero Interacciones, S.A.B. de C.V., to incorporate a commercial banking institution (institución de banca múltiple). By means of public deed dated as of October 7, 1993, Banco Interacciones was incorporated with a capital stock of $120 million paid-in, and on November 12, 1993, the general extraordinary shareholders’ meeting of Banco Interacciones approved an increase of the capital stock in an amount of $240 million, and Banco Interacciones commenced its operations on November 22 of the same year. Moreover, in 1995, the leasing and factoring companies were merged with Banco Interacciones, which had previously liquidated the exchange house.

On October 31, 1996, the merger of Arrendadora Interacciones, S.A. de C.V., Organización Auxiliar de Crédito, Grupo Financiero Interacciones, and Factoraje Interacciones, S.A. de C.V. Organización Auxiliar de Crédito, Grupo Financiero Interacciones, as acquired companies, have merged with Interacciones, as the surviving company.

On September 30, 1999, a general extraordinary shareholders’ meeting of Interacciones approved an increase of the capital stock in an amount of $423 million pesos. On June 30, 2003, a extraordinary shareholders’ meeting of Interacciones approved an increase of the capital stock in an amount of $633 million pesos.

In December 2001, Interacciones Sociedad Operadora de Fondos de Inversión was incorporated as a subsidiary of Banco Interacciones, S.A. Interacciones Sociedad Operadora de Fondos de Inversión, S.A. de C.V. (ISOFI), a member of Grupo Financiero Interacciones, is an investment fund manager certified with ISO 9001:2000 in “Operational Control of Investments and Portfolio Administration” processes, providing a substantial security improvement on the operation and management of our investment fund portfolios, keeping us within the national and international marketing standards and providing consistency in the performance of these investment fund portfolios.

On October 16, 2013, Interacciones carried out a mixed public offering of securities, consisting of (i) a primary public offering by subscription of 30,000,000 shares (plus 3,616,988 shares subject to the overallotment option), ordinary, nominative, series “O”, with a par value of $2.82065123 pesos per share, and (ii) a secondary public offering of sale of 30,000,000 shares, subscribed and paid-in, ordinary, nominative, Series “O” shares, with a par value of $2.82065123 pesos per share.

By means of the meeting held on October 9, 2013, among other things, Interacciones shareholders approved the reclassification of all of their ordinary Series “O” Class “II” shares, into ordinary shares Series “O” Class “I”, and as a result, the conversion into one sole Class of Series “O” shares was effected after conclusion of the corresponding offering.

Relevant Events of 2016

On March 23, 2016, Banco Interacciones shareholders, through a general extraordinary shareholders’ meeting, approved the acquisition of and merger with Marina Capital, S.A. Marina Capital was a Mexican company operated as an investment fund in international markets, without rendering any kind of services to the general public. The assets and equity of the company had a value of $2.152 million pesos and $23 million pesos, respectively, as of the closing of December 2015.

On September 5, 2016, Banco Interacciones, through official document No. 312-3/113941/2016, obtained the authorization to purchase shares of Inmobiliaria Interdiseño, S.A. de C.V., which was incorporated as of

January 27, 1989, having as its principal purpose the management and ownership of real estate, includes the planning, construction, repair, and partial or total construction of properties that may be occupied by its majority shareholder, or by companies in which it might have an interest as a shareholder, to establish their offices. Also, Inmobiliaria Interorbe and Inmobiliaria Mobinter have as their main purpose the leasing of real estate, property and equipment to the entities related to Interacciones; however, during the year 2016, this was limited to parking lots.

Pursuant to a Board of Directors approval on February 26, 2016, the purchase of Inmobiliaria Interin, S.A. de C.V. was approved. On September 5, 2016, ICB, through official document No. 312-3/113990/2016 issued by the CNBV, obtained the authorization to purchase the shares of this entity. Inmobiliaria Interin, S.A. de C.V., was incorporated on January 26, 1989 having as its principal purpose the management and ownership of real estate, including the planning, construction, repair, and partial or total construction of properties that may be occupied by its majority shareholder, or by companies in which it might have an interest as a shareholder, to establish their offices.

Relevant Events of 2017

Below are the main relevant events announced by Interacciones during the year 2017:

January 25, 2017 – Fourth quarter 2016 earnings release (Erratum)

Interacciones presented the results of the fourth quarter of 2016 (Spanish and English), along with an executive presentation (Spanish and English).

“Erratum”

The quarterly percentage variation of AISA was presented in absolute values; however, the correct figure for the variation was -512.50%.

April 26, 2017 – First quarter 2017 earnings release

Interacciones presented the results of the first quarter of 2017 (Spanish and English), along with an executive presentation (Spanish and English).

May 4, 2017 – Audited fourth quarter 2016 earnings release

Interacciones presented the audited results of the fourth quarter of 2016 (Spanish and English), along with an executive presentation (Spanish and English).

May 4, 2017 – Management Report 4T 2016 Audited

Interacciones presented its audited Management report of the fourth quarter 2016.

“Erratum”

The table of principal financial indicators has been standardized with audited information.

June 29, 2017 – Publication of simplified financial statements of May 2017 and 2016.

The simplified financial statements were prepared by Interacciones and/or its subsidiaries with figures as of the close of May 2017 and 2016; they are submitted as supporting material to facilitate the analysis and understanding of Interacciones and its subsidiaries financial information and are not a substitute for the financial statements prepared according to the current regulatory provisions.

July 26, 2017 – Second quarter 2017 earnings release

Interacciones presented the results from the second quarter of 2017 (Spanish and English), along with an executive presentation (Spanish and English).

4.1.4.    Capital Structure

At the date of this Prospectus, and based on the available information published by Interacciones, the fixed capital without withdrawal rights in Interacciones is $761 million pesos and is represented by 269,932,817 ordinary, nominative shares, with a par value of $2.82065123 per Class I, Series “O” share, and an amount of 5,382,012 shares are held in the treasury of the company.

4.1.5.   Interacciones Capital Structure

As of the date of this Prospectus, the subscribed and paid-in capital stock of Interacciones is $761,386,332.28, represented by 269,932,817 ordinary, nominative, Series “O” shares, representing its capital stock.

The direct individual interest of the directors and executive officers of Interacciones with a participation greater than 1%, according to the shareholder lists prepared based on the general extraordinary shareholders’ meeting held on April 28, 2017, is as follows:

Individual interest of the directors and officers greater than 1%

Name	Series	Class	Number of Shares	Percentage representing the capital stock
Carlos Hank Rhon	“O”	GFINTER	109,786,857	39.87%
Graciela Hank González	“O”	GFINTER	23,532,848	8.54%

The names of the 10 largest shareholders of Interacciones, pursuant to the shareholders list prepared based on the previously mentioned meeting, are as follows:

Name	Series	Class	Number of Shares	Percentage representing the capital stock
Carlos Hank Rhon	“O”	GFINTER	109,786,857	39.87%
Banco Interacciones Fideicomiso 10353	“O”	GFINTER	50,580,114	18.37%
Graciela Hank González	“O”	GFINTER	23,532,848	8.54%
Cbny Global Custody-Secore BR910	“O”	GFINTER	6,772,889	2.46%
State Street Bank & Trust CO. SSBTC	“O”	GFINTER	2,921,018	1.06%
Interfondo de Capitales, S.A DE CV FIRV	“O”	GFINTER	2,762,152	1.00%
State Street Bank & Trust CO. SSB Om 01	“O”	GFINTER	2,599,284	0.94%
State Street Bank & Trust CO. SSB CAISSE	“O”	GFINTER	2,177,226	0.79%
The Bank of New York Mellon	“O”	GFINTER	1,729,167	0.62%
BBB tsia Findlay park latin america fund	“O”	GFINTER	1,600,000	0.58%

4.1.6     Existence of Significant Changes in the Financial Statements since the Last Annual Report.

There are no significant changes in the last financial statements since the last annual report, except for those deriving from the operation in the ordinary course of business of the Interacciones Companies as reflected in the quarterly information reported to the Mexican Stock Exchange, which can be reviewed at the following link: http://grupofinancierointeracciones.mx/quienes-somos/estados-financieros-grupo. Furthermore, for this purpose you may also review the publicly available information disclosed by Interacciones, which can be found on the Mexican Stock Exchange page at: www.bmv.com.mx

4.2.         Information concerning Banorte

4.2.1     Name of Issuer

Grupo Financiero Banorte, S.A.B. de C.V.

4.2.2.    Description of the Business

Banorte is a company authorized to act as a holding company as established in the Financial Groups Law. The principal activity of Banorte is, therefore, to participate directly and indirectly in the capital stock of financial entities of Banorte and to establish, through their governing bodies, the general management strategies of Banorte.

Banorte is composed of the following companies: BMN, BAP, S.A. de C.V., Pensiones Banorte, S.A. de C.V., Grupo Financiero Banorte, SB, Afore XXI Banorte, S.A. de C.V., CBBI, OFBI, Arrendadora Banorte, Almacenadora Banorte, and Sólida.

Banorte, through its subsidiaries, offers diverse services in the following sectors:

I.	Consolidated Bank: Its principal activity is to offer all of the products and services of universal banking in Mexico through BMN. These services are provided through the following segments:

•
Retail Banking: Serving clients through the network of BMN Branches, Ixe Preferential Banking Units and automatic teller machines, alternate channels (point of sale terminals, correspondent banks and online and mobile banking) and the Contact Center. It provides services to individuals, small and medium size companies and preferential segments, and to state and municipal governments (see Government Banking below). Products and services include: checking accounts and deposit accounts, credit and debit cards, mortgage loans, automobile loans, payroll and personal loans, payroll payment accounts and insurance policies on automobiles and homes, life insurance and insurance for small and medium size companies in different modalities.

•
Small and Medium Size Company Banking: Providing products and services to small and medium size companies organized as legal entities or natural persons engaging in business activities, as well those organized under the Tax Incorporation Regime.

The comprehensive package of products and services provided by BMN through Small and Medium Size Company Banking includes the following:

•	financing, open-market as well as pre-approved financing campaigns,

•	technology,

•	savings and investments,

•	business insurance policies and

•	supplementary services such as TPVs, payroll and Small and Medium Size Company Online Banking.

Products and services may be combined in packages adapted to the size and volume of the transactions of each company, providing the client various products and services under a single contract.

The core element of our business is to be alert to opportunities to provide the best service to our clients, a commitment that is supported by the experience of a superior team of specialized executives that can provide responsive, personalized assistance in the branches and small and medium size company centers strategically located throughout the country.

Banorte Banking has the largest network of clients in the country and is committed to continuing support of small and medium size companies with quality products and services and is firm in its belief that such companies are the driving force of Mexico.

II.	Wholesale Banking: Made up of Commercial and Corporate Banking, Transactional Banking, Federal Government Banking and International Banking.

•
Commercial and Corporate Banking: This segment specializes in providing financial solutions for business and corporate clients through various types of specialized financing, including structured loans, syndicated loans, financing for acquisitions and investment plans. Other products and services provided to clients of this segment include: cash management, collections, trusts, payroll services, checking accounts and lines of credit. Commercial and corporate clients generally consist of Mexican and foreign multinational companies, large Mexican companies and medium-size companies that operate in a wide variety of sectors.

We continue to provide a banking model centered on the client, which establishes the role of the Liaison Executive as an essential figure for attending to the financial needs of clients.

•
Transaction Banking: This segment provides comprehensive promotion, implementation and post-sale solutions and transaction services (cash management) to corporate, business and financial institution clients for the purpose of increasing cross sales.

•
Government Banking: This segment provides specialized financial services to the following sectors: Federal, State, Municipal, Decentralized Agencies and other entities such as social insurance entities, trade unions, public trusts, etc. Products and services include checking accounts, loans, cash management services and payroll services, etc. Comprehensive advisory services are also provided in public finance management to increase collections and oversight and to improve expenditure efficiency; financial opinions are also prepared to design profiles for debt payment using a robust financial and legal structure to strengthen finances and improve credit quality of our clients.

•
International Banking: This type of banking specializes in providing services and products to our corporate, business, institutional and small and medium size company clients with international and foreign trade needs. Banorte International Banking has strategic agreements with foreign financial institutions, with which to provide highly competitive financial solutions and services to clients on the local level and in any part of the world.

Products and services include: letters of credit for imports and exports, documentary collections, bank guarantees or stand-by letters of credit, financing of letters of credit, international transfers, domestic payment services and family remittances.

The affiliate of BMN in New York, Banorte Ixe Securities, provides a variety of foreign investment alternatives, primarily for investors of High Net Worth Banking of the CBBI in Mexico, as well as onshore (domestic) clients of the United States.

III.
Savings and Retirement Sector: Insurance policies and retirement account management services are provided to meet the needs of savings, protection and retirement through the following companies: Afore XXI Banorte, SB and Pensiones Banorte.

•
Afore XXI Banorte: This company is the largest in retirement pension fund management in Mexico, providing advantages of scale with lower operating costs and the potential for robust operation, investment and service. This provides greater benefits for our clients, such as being one of the companies with the lowest commissions in the industry.

•
Pensiones Banorte: This company manages social insurance pensions and is positioned as one of the strongest competitors in the market. The company has implemented projects such as proof of survivorship using Banorte Voice Signature, a process that increases our competitive advantage and also improves our client’s experience.

•
SB: The company has a wide range of services for client protection and wellbeing, such as life insurance policies, automobile insurance, homeowners’ insurance and medical insurance, among others. These products are provided through various distribution channels such as branches and through agents and brokers.

IV.
Securities Sector: The companies of this sector are: CBBI and OFBI. These subsidiaries provide comprehensive services and products for individuals and legal entities that include brokerage services, financial consultancy, portfolio structuring and management, asset management, investment banking and sale of investment funds and debt and capital instruments.

V.	SOFOM and Secondary Credit Services: The companies of this sector are: Arrendadora Banorte, Almacenadora Banorte and Sólida.

•	Arrendadora Banorte: Provides leasing and factoring services.

•	Almacenadora Banorte: Provides warehousing services, inventory management, marketing and logistics.

•
Sólida: The asset recovery unit of Banorte, which is in charge of management, collection and collection of loans made by the bank that are in payment arrears. It is also in charge of management and collection of credit portfolios and real property portfolios acquired in public and private bids.

For further information about business operations of Banorte, see Section 2 of the CNBV Reporte Anual Circular Única, which may be consulted at the following web pages: www.banorte.com (within the section of Relaciones con Inversionistas / Información Financiera / Informe Anual) and www.bmv.com.mx

4.2.3.	Description of Performance of the Issuer (emphasis on events of the last year)

Most important historical Banorte events

Banorte commenced its business with the establishment of Banco Mercantil de Monterrey in 1899 and Banco Regional del Norte in 1947, both headquartered in Monterrey, Nuevo Leon, Mexico. These banks merged in 1986 and became Banco Mercantil del Norte, Sociedad Nacional de Crédito. In 1987, with the private banking initiative of the Mexican government, approximately 34% of Banorte’s capital was sold to the public. In 1990, the Mexican Constitution was amended to allow re-privatization of Mexican commercial banks. Subsequently, the government enacted the Credit Institutions Law allowing private ownership of commercial banks. In addition, that same year leasing services were included and in 1991, factoring and storage services.

The re-privatization process of commercial banks began in 1991. As a result, in July 1992, Afin Grupo Financiero, S.A. de C.V. was incorporated and subsequently, in September of the same year, the SHCP authorized operation of the holding company as provider of financial services under the Financial Groups Law, creating Banorte.

The 1995 pesos crisis and the penetration of foreign financial institutions in Mexico brought about the consolidation of the Mexican financial system, which resulted in small national banks being absorbed. In order to become a financial institution with a national presence, and taking advantage of the relative strength of the BMN within the banking system, BMN acquired and integrated Bancen in March 1997 with the object of gaining additional market participation, specifically in the central and western regions of Mexico. Additionally in August 1997, 81% of the capital of Banpaís was also acquired, expanding the client base, geographical position and national coverage. In an effort to consolidate banking activities and in order to strengthen the capitalization levels of BMN, Banpaís merged with BMN in January 2000, with the latter as the surviving company.

Subsequently, in December 2001, BMN acquired Bancrecer and took over its management on March 31, 2002, commencing its integration. The SHCP authorized the merger, with Bancrecer as the surviving company and BMN the disappearing company, and the surviving company changed its name to Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte.

On August 28, 2006, Bancen merged with BMN by means of agreements of their respective general extraordinary shareholders meetings held on August 16 and 17, 2006, concluding the last phase of the bank’s integration. As of that date, Bancen ceased to exist as disappearing company in the transaction.

As part of the development strategy in the U.S.A., in November 2006, BMN acquired 70% of the shares of INB Financial Corporation (“INB”), a regional Texas bank with its main office in McAllen. Also, in 2007, BMN completed the purchase of 100% of Uniteller Holdings, Inc. (“Uniteller”), a remittance company based in New Jersey, and in the same year acquired 100% of Motran, another remittance company based in California (the latter merged with Uniteller in 2014). Subsequently, on April 1, 2009, BMN purchased 30% of the remaining shares of INB.

On March 30, 2007, the Surety Company was divested from Banorte, and on January 31, 2008, the Leasing and Factoring companies were merged.

Regarding the Savings and Retirement Sector, on September 30, 1997, a co-investment agreement was signed with Assicurazioni Generali S.P.A., under which the Italian company became the owner of 49% of Afore Banorte (until December 2011), Seguros Banorte and Pensiones Banorte, formally integrating the Savings and

Retirement division. In 2009, Afore Banorte Generali (formerly a joint venture of the Afore) acquired pension funds Ixe Afore, Afore Ahorra Ahora and Afore Argos for the purpose of increasing participation in pension fund management in Mexico. Subsequently, on August 16, 2011, Banorte and the Mexican Social Security Institute (IMSS) signed an agreement to merge their respective Pension Funds. On January 16, 2012, the mergers were finalized between Afore Banorte and Afore XXI and their respective Siefores, after obtaining authorizations from the shareholders meetings and the SHCP through CONSAR, creating Afore XXI Banorte, an entity in which each has a 50% holding. Subsequently, in January 2013, Afore XXI Banorte finalized the acquisition of 100% of Afore Bancomer, subject to the approval of the pertinent authorities, including CONSAR and COFECO, becoming the most important pension fund administrator in the Mexican market. Moreover, on October 4, 2013, Banorte liquidated the 49% holding of Assicurazioni S.P.A. Generali in the companies of Seguros Banorte and Pensiones Banorte with the governmental authorizations of COFECO and SHCP.

As a part of the efforts to consolidate one of the most important financial groups of Mexico, on November 17, 2010, Banorte and Ixe Grupo Financiero, S.A.B. de C.V. entered into a binding agreement to merge by means of an exchange of shares valued at approximately $16.2 billion pesos (USD1.3 billion). At the beginning of 2011, authorizations were obtained to carry out the merger by CNBV, the shareholders meeting, SHCP and COFECO. The merger took effect on April 15, 2011, after registering the authorizations and the merger agreement with the Public Registry of Commerce of Monterrey, Nuevo Leon. As a result of this merger, BMN became the third largest banking institution in Mexico in assets, distribution network, deposits and credit.

The merger of these financial groups brought about a corporate restructuring process with the pertinent authorizations, as follows:

•	On January 1, 2012, Casa de Bolsa Banorte (the disappearing company) merged with Ixe Casa de Bolsa (the surviving company), thus creating CBBI.

•	On May 7, 2013, Ixe Automotriz (the disappearing company) merged with Arrendadora Banorte (the surviving company).

•
On May 24, 2013, a merger took effect of Ixe Banco and Fincasa Hipotecaria into BMN, as surviving company, as well as the divestment of BMN to Sólida Administradora de Portafolios, by means of divestiture of BMN and merger with Sólida into Ixe Soluciones as surviving company, which in turn changed its name to Sólida Administradora de Portafolios, S.A. de C.V. SOFOM, Entidad Regulada. As a result of this merger, Ixe Banco, Fincasa Hipotecaria and Sólida ceased to exist.

On November 12, 2009, International Finance Corporation (“IFC”) invested USD 150 million in BMN, which represented 4.48% of the bank’s capital. In March 2013, Banorte signed an agreement with the entity to liquidate the capital investment made in 2009, which contemplated a term of 5 years to liquidate the investment in cash plus capital gains, or to convert the BMN shares that IFC held to Banorte shares for subsequent sale by means of an orderly debt restructuring mechanism. Given that the exchange period would conclude in November 2014, Banorte made an initial cash payment of $2.135 billion [pesos], funded with dividends paid by its subsidiaries. Subsequently, on December 6, 2013, IFC liquidated its holding in Banorte, equivalent to 54,364,887 shares of Banorte. With this payment, IFC ceased to have a proprietary interest in Banorte or in its subsidiaries.

Material Events of 2016

Corporate Restructuring: Creation of BAP and Banorte Futuro

During 2016, Banorte launched a series of efforts to consolidate its position as a leading institution in Mexico. Some of these efforts were related to improving the corporate structure of the group and its subsidiaries, aiming at:

-	achieving greater flexibility to foster Banorte’s growth;

-	aligning business units and subsidiaries to Banorte’s diversification strategy;

-	improving the capital allocation of the entities comprising it.

As per approval of the company’s Board of Directors, in late 2015, Banorte requested authorization from the Ministry of the Treasury and Public Credit for:

1)	creating the Sub-holding Banorte Ahorro y Previsión, S.A. de C.V. (“BAP”);

2)	Banorte’s investing 99.9% of the equity of the newly created Sub-holding - BAP;

3)	Banorte’s transmitting its holding of representative shares of Pensiones Banorte and SB to BAP through contribution in kind, by virtue of the capital increase to be carried out by BAP.

On March 16, 2016, the Ministry of the Treasury and Public Credit, considering the opinion of Banco de México and the National Banking and Securities Commission (CNBV) and the National Insurance and Bonding Commission (CNSF), authorized items 1 and 2 through official memorandum No. UBVA/DGABV/213/2016.

As a result, on March 30, the Sub-holding company was formally established by Public Deed 187,394, which was registered in the Commercial Register on April 29. Furthermore, on April 20, the Ministry of the Treasury and Public Credit approved BAP’s bylaws through official memorandum No. UBVA/DGABV/330/2016.

Regarding item 3—conveyance of shares from Pensions Banorte and SB to BAP—upon having obtained the corresponding authorizations from the CNBV, CNSF and CONSAR, on September 1, 2016, BAP held an ordinary shareholders’ meeting wherein it was approved to increase the variable portion of the capital stock, which was subscribed and paid-in by Banorte through a contribution in kind of the Pensiones Banorte and SB shares.

Likewise, on November 4, 2015, BMN held a extraordinary shareholders meeting to approve BMN’s spin-off and creation of Banorte Futuro as a new company. In its capacity as a Sub-holding of Banorte, Banorte Futuro will have the main objective of acquiring and managing shares of financial entities, service providers and real estate companies according to the terms of the provisions of the Financial Groups Law.

As a result of the spin-off, BMN (as the company that spun off one of its units) conveyed to Banorte Futuro (as the spun-off company) its holdings of shares representative of the capital stock of Afore XXI Banorte. Banorte Futuro assumed all obligations stemming from the equity conveyed to it as a result of the aforementioned spin-off.

Likewise, on August 16, 2016, the National Insurance and Bonding Commission (CNSF), through official memorandum No. 06-C00-41100/24219, authorized SB: (i) to amend its corporate bylaws and (ii) to invest directly in Banorte Futuro’s equity and to invest indirectly in Afore XXI Banorte’s equity.

Then, on August 26, 2016, the National Commission for the Retirement Savings System (CONSAR), through official memorandum No. D00/100/390/2016, authorized SB’s indirect acquisition of a 50% stake in Afore XXI Banorte as a result of the spin-off from BMN.

On October 12, 2016, the Tax Administration Service (SAT), through official memorandum No. 900-08-03-2016-572, authorized the transfer of shares at fiscal cost from Banorte Futuro (i) to BAP and (ii) subsequently to SB.

Lastly, public deed 192,963 of October 13, 2016, containing the partial notarization of the minutes of BMN’s extraordinary shareholders’ meeting on November 4, 2015, wherein, among other things, BMN’s spin-off and the resulting reduction of capital stock were agreed upon, was registered at the Public Registry of Commerce of the City of Monterrey, Nuevo León, under electronic mercantile folio 81438*1 on October 17, 2006. Likewise, public deed 192,964 of October 13, 2016, containing the articles of incorporation of Banorte Futuro, was registered in the Public Registry of Commerce of Mexico City, under electronic mercantile folio 2016024200 on October 17, 2016.

In light of the foregoing, the aforementioned operations became effective as of October 17, 2016.

Merger of Banorte-Ixe Tarjetas with BMN

On May 2, 2016, the merger between Banorte-Ixe Tarjetas (as the acquired and disappearing company) and BMN (as acquirer and surviving company) became effective.

The foregoing came as a result of receipt of official memorandum No. UBVA/023/2016 dated April 15, 2016, issued by the Ministry of the Treasury and Public Credit, authorizing the aforementioned merger.

As part of this process, in the general extraordinary shareholders’ meeting of Banorte held on November 19, 2015, the following amendments were approved: (i) to the second article of Banorte’s corporate bylaws, in order to exclude Banorte-Ixe Tarjetas as a member entity of the Financial Group; and (ii) to the Agreement of Shared Responsibilities according to the Financial Groups Law, in order to remove Banorte-Ixe Tarjetas from it and have BMN as successor of that company.

The merger agreement, along with their corresponding authorizations, were duly registered in the Public Registries of Commerce of Mexico City and Monterrey, Nuevo León; thus, as of that date, all legal effects of the Merger became effective.

This merger did not have effects on the figures presented in the consolidated financial statements, due to the fact that Banorte-Ixe Tarjetas was already consolidated in BMN.

Issuance of Tier 2 Subordinated Preferred Capital Notes for USD $500 million

On October 4, BMN successfully concluded the issuance of Tier 2 Subordinated Preferred Capital Notes for USD $500 million in the international market.

The transaction included the issuance of Tier 2 Notes with a 15-year term, with a prepayment option as of the tenth year, with a coupon rate at 5.750%. Ratings granted by Moody’s and Fitch were Ba1 and BB+, respectively. Likewise, it should be mentioned that the issued notes are Basel III-compliant.

Proceeds from the issuance will be used for general corporate purposes and to strengthen BMN’s regulatory capital.

Liquidation of Banorte’s subordinated non-preferred and noncumulative obligations, due 2021

On October 13, BMN exercised its prepayment option on the subordinated non-preferred and noncumulative obligations due 2021, in an amount of USD $200 million. These obligations were issued on October 13, 2006, and had a prepayment option as of the tenth year.

Early amortization of the UMS 5.62% Global Notes due 2017 (current assets of the F/00374 trust)

On September 9, Banorte carried out the early amortization in full of the government securities known as United Mexican States (UMS) 5.625% Global Notes due 2017 (CUSIP: 91086QAU2, ISIN: US91086QAU22)

in the amount of USD $120 million, which were part of the current assets of the F/00374 Trust, which was incorporated on June 21, 2006, with the following parties acting in the following capacities:

•	Settlor: Banorte

•	Sole Beneficiary: Banorte

•
Trustee: CIBanco, S.A., Institución de Banca Múltiple (formerly denominated The Bank of New York Mellon, S.A., Institución de Banca Múltiple, final universal successor of Banco J.P. Morgan, S.A., Institución de Banca Múltiple, J.P. Morgan Grupo Financiero, Trust Division).

On December 30, 2016, BMN carried out the early amortization of the Banorte 08-2 subordinated preferred and non-convertible obligations in the amount of $2.75 billion, issued as of June 27, 2008, with a maturity date as of June 15, 2018.

In December 2016, BMN was included in FTSE4Good Emerging Index sustainability index of the London Stock Exchange, becoming the only Mexican financial institution among the top 10 Latin American companies.

Material Events of 2017

The main material events published by Banorte during 2017 are included below:

January 3, 2017 – Amortization of BANORTE 08 subordinated obligations

BMN carried out the amortization of the BANORTE 08 subordinated preferred and non-convertible obligations, in the amount of $3,000 million pesos, issued as of March 10, 2008, with a maturity date as of February 27, 2018.

March 8, 2017 - Standard & Poor’s confirms different ratings for BMN and Casa de Bolsa Banorte Ixe

On that date, Standard & Poor’s (“S&P”) confirmed BMN’s short- and long-term global- and national-scale ratings; moreover, S&P also ratified ratings for CBBI. For the global-scale ratings, the perspective remained negative in global scale, as a result of the sovereign perspective, and stable in the national-scale. The ratings derived from the bank’s solid financial performance, mainly its position in the banking system measured by deposits, its growing presence in the retail segment, the quality of its loan portfolio and its improvements in the efficiency index, as well as the strengthening of its internal capacity to generate capital.

The modified ratings are listed below:

-	SACP from “bbb” to “bbb+”.

-	Subordinated Junior Notes (from the merged Ixe Banco) from “BB” to “BB+”

The confirmed ratings are listed below:

BMN:

-	Global Scale - Counterparty Credit BBB+ / Negative / A-2

-	National Scale - Counterparty Credit	mxAAA / Stable / mxA-1+

CBBI:

-	National Scale - Counterparty Credit	mxAAA / Stable / mxA-1+

March 31, 2017 - Inter National Bank

On March 31, 2017, BMN, through INB Financial Corporation (a subsidiary of BMN), completed the sale of all of the shares representative of the capital stock in Inter National Bank to a group of investors in the United States.

The terms of Banorte’s corporate restructuring program were published in BMN’s financial statements corresponding to the closing of 2016 year.

April 10, 2017 - Banorte reaffirmed as Level II - Domestic Systemically Important Financial Institution

On April 10, 2017, BMN was reaffirmed as Level II - Domestic Systemically Important Financial Institute by the National Banking and Securities Commission (CNBV), which highlights BMN’s importance in the Mexican financial system.

The foregoing is a result of the annual review carried out by the CNBV’s Board of Governors based on Credit Institutions’ information as of December 2016. This designation implies that BMN must maintain a conservation capital of 0.90 pp, to be calculated progressively within a period up to four years (i.e., as of December 31, 2019). This is in addition to the ICAP of 10.5%, which means that BMN’s minimum ICAP will increase to 11.4% by the end of 2019.

It is important to mention that, although the CNBV will allow progressive fulfillment, BMN reported a Capitalization Ratio of 15.28% as of December 31, 2016 already meets this requirement.

May 3, 2017 - Resolution issued by COFECE

On May 3, 2017, the management of Afore XXI Banorte, S.A. de C.V. (Afore XXI Banorte), communicated that they received a notification with respect to the resolution on case file IO-003-2015 in connection with monopolistic practices in the Afore market (pension funds). The penalized conduct involved temporary measures adopted by Afore XXI Banorte, in coordination with three other pension fund managers, to delay transfers of workers that were constantly changing their pension fund manager.

The plenary session of the Federal Commission of Economic Competition (COFECE) determined through its meeting held on April 20, 2017 to impose a fine on Afore XXI Banorte in the amount of $428,834,204.81 pesos, which was reduced to $300,189,943.36 pesos pursuant to an immunity program in which Afore XXI Banorte participated.

Afore XXI Banorte has cooperated and endorsed its commitment to free competition and strict adherence to legislation. In this sense, Afore XXI Banorte has cooperated with COFECE in due course and has taken all necessary measures to ensure unrestricted compliance with regulations on matters of competition. In any case, Afore XXI Banorte reiterates its commitment to users to continue generating value on their savings.

Afore XXI Banorte is currently evaluating its legal options for challenging the amount of the fine.

As investors are aware, Banorte holds a 50% stake in Afore XXI Banorte through Banorte Futuro, S.A. de C.V. Banorte’s management follows its own Corporate Governance authorities, which will follow up from time to time.

Banorte will ensure follow-up on this matter and will keep investors apprised.

May 16, 2017 - Fitch assigns “Excellent (mex)” rating to OFBI as Asset Manager

On May 16, 2017, Banorte informed investors that Fitch Ratings assigned its “Excellent (mex)” rating to Operadora de Fondos Banorte Ixe, S.A. de C.V., Sociedad Operadora de Fondos de Inversión, Grupo Financiero Banorte, as asset managers. The factors that influenced the assignment of this rating, which is the highest on the scale, were as follows:

-	a superior operational framework and investment process compared to the standards applied by institutional managers in Mexico

-	the wide-ranging experience of OFBI’s management team

-	the company’s good Corporate Governance, fostering a proper alignment of interests with its investors

-	OFBI’s importance as a subsidiary of Banorte

June 6, 2017 - Clarification to the information published in the media in connection with Oceanografía

Regarding the news on the judge’s decision in Oceanografía’s bankruptcy proceedings, dismissing the disposal of the assets of a trust that would cover its credit exposure with Banorte, investors were informed on that date that this decision would have no impact on current-year results, as Oceanografía’s non-performing loan portfolio was fully written-off in October 2014.

June 21, 2017 - Clarification to the information published in the media

Regarding the news published on that same day, Banorte confirmed that a relationship officer of a branch of CBBI located in Monterrey carried out irregular transactions affecting a group of clients of such relationship officer. Only a portion of the relationship officer’s clients were affected, and they were contacted and assisted on a case-by-case basis through the Special Service Unit for Clients and Users.

June 30, 2017 - Amortization of BANORTE 12 subordinated obligations with ticker symbol BANORTE 12

BMN carried out the early amortization of the BANORTE 12 subordinated non-preferred and non-convertible obligations, in the amount of $3.200 million pesos, issued as of June 8, 2012, with a maturity date as of May 27, 2022.

July 6, 2017 - Issuance of Tier 1 Capital Notes for USD $900 million

BMN successfully issued Perpetual Non-Preferred, Non-Convertible Tier 1 Capital Notes for USD $900 million in the international market.

Tier 1 Capital Notes were issued in two series:

-	BANORT 6 7/8 PERP for USD $350 million, with prepayment option as of the fifth year, carrying a coupon rate of 6.875%

-	BANORT 7 5/8 PERP for USD $550 million, with a prepayment option as of the tenth year, carrying a coupon rate of 7.625%

Both series were rated by Moody’s and S&P as Ba2 and BB, respectively. It should be mentioned that the issued notes are Basel III-compliant.

Proceeds from the issuance will be used for general corporate purposes and to strengthen the bank’s regulatory capital.

October 23, 2017 - Banorte and PayPal Launch Strategic Partnership

On October 23, 2017, Banorte and PayPal announced a strategic partnership that will allow their clients to improve their online shopping experience through each company’s digital platforms.

Through their online or mobile banking platform, BMN clients will be able to link a credit or debit card to a new or existing PayPal account and transact with merchants in Mexico and around the world with the ease and convenience that each of their customers have come to expect. This agreement will also allow customers who bank with BMN to set their default funding source and check their PayPal balance directly on BMN’s website and mobile app.

With this agreement, BMN is the first bank in Mexico and Latin America to partner with PayPal to offer a seamless experience where its customers will be able to link their credit and debit cards to their new or existing PayPal accounts.

“We are very excited to have the opportunity to work with PayPal, one of the main and most secure online payment platforms for e-commerce in the world,” remarked Manuel Romo, Director of Payment Methods at Banorte. “We are convinced that this partnership will allow us to bring great payment methods innovations to the Mexican market,” he concluded.

The partnership will also grant BMN customers firsthand access to PayPal’s network of 17 million merchants worldwide. Both companies will collaborate on future initiatives to offer their customers better experiences.

Blas Caraballo, PayPal’s CEO in Mexico, added: “PayPal continuously seeks to partner with the most important technology companies and financial institutions to make digital and mobile payments more accessible to our customers around the world. Banorte is a great example of how our partnership system brings innovation to customers in Mexico and Latin America. We look forward to working closely with Banorte and create better payment experiences for our mutual customers.”

4.2.4.    Capital Structure

As of the date of this Prospectus, Banorte’s subscribed and paid-in capital stock amounts to $9,708,053,470.50, represented by 252,157,233 ordinary, nominative Series “O” Class I shares representative of the fixed portion of its capital stock, and 2,521,572,330 ordinary, nominative Series “O” Class II shares representative of the variable portion of its capital stock.

The following table shows Banorte’s capital structure before and after the Mergers:

CAPITAL STOCK THROUGH SEPTEMBER 2017	Before the Merger	After the Merger
CONTRIBUTED CAPITAL
Capital Stock	$14,576	$14,960
Bonus per sale of shares	35,780	48,241
	50,356	63,201
GAINED CAPITAL
Capital reserves	5,095	5,095
Prior periods results	71,592	71,592
Result per valuation of outstanding securities for sale	(2,428)	(2,428)

CAPITAL STOCK THROUGH SEPTEMBER 2017	Before the Merger	After the Merger
Result per valuation of cash flow coverage instruments	(1,884)	(1,884)
Result per valuation of current Risks Reserve for rates variations	65	65
Cumulative exchange effect	1,613	1,613
Reassessment per defined employee benefits	(741)	(741)
Net result	17,426	17,426
	90,738	90,738
NON-CONTROLLING INTEREST	1,896	1,896
TOTAL CAPITAL STOCK	142,990	155,835

According to the shareholder’s lists prepared for the general ordinary shareholders’ meeting and the general extraordinary shareholders’ meeting both held on August 19, 2016, none of Banorte’s board members and executive officers have any direct and individual shareholding in excess of 1%.

As of the date of this Prospectus, Banorte’s president is the owner, directly or indirectly, of 18.7% of the outstanding shares in Interacciones.

In addition, the sister of Banorte’s president and other members of his family, excluding Carlos Hank Rhon, are the owners of 8.7% in Interacciones, and his father, Mr. Carlos Hank Rhon, is the owner of 40.7% in Interacciones.

There is no other director (whether of the board of directors or of the committees of such board of directors, including the CAPS members) or executive officer of Banorte owning more than 1% in Interacciones.

4.2.5.	The Existence of Significant Changes in the Financial Statements since the most recent Annual Report

The most recent annual report presented by Banorte corresponds to the year ended December 31, 2016, which is available at the websites of the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.) and of Banorte.

Banorte Management’s Remarks and Analysis

Banorte reported net profits of $19,308 million in 2016, an increase of +13% compared to the year before and +27% to the year 2014.

The breakdown of the accrued profits in 2016 per business segment is as follows:

The BMN consolidated* the profits amounted to $15,044 million pesos, increasing by $1,526 million pesos or +11% with respect to 2015. *BMN consolidated in 2015 considered 50% of Banco Mercantil del Norte, Banorte-Ixe Tarjetas, Banorte USA and Afore XXI Banorte in proportion to their respective interest; whereas in 2016 considered Banco Mercantil del Norte – the surviving company of the merger with Banorte-Ixe Tarjetas since May- and Banorte USA -deconsolidated and registered in the discontinued operations section as of Q4 2016- and excluded Afore XXI Banorte because it was reported under the Long-Term Savings section as of Q4 2016. The profits of the Consolidated Bank —considering BANORTE’s interest— during 2016 amounted to $13,804 million, increasing $1,747 billion of +14% YoY, contributing 71% of Banorte’s net results.

The Long-Term Savings segments compounded of Afore XXI Banorte, SB and Pensiones Banorte, generated profits in the amount of $5,727 million pesos in 2016, increasing +12% YoY. According to Banorte’s interest in this segment, its accrued profits amounted to $4,434 million pesos, increasing +16% compared to 2015, representing 23% of Banorte’s accrued profits. This increase derived from a better synergy between all of the companies participating in this segment, noting the contribution of SB (driven by a better technical result and the increase of other income (expenses) of the operation) and Pensiones Banorte (was benefitted by a greater Total Income).

The Brokerage Segment, compounded of CBBI and OFBI in 2016 reported net results of $832 million, increasing +5% compared to the year before derived from better nonfinancial income, driven by a positive annual performance in trading and other net products (expenses), lower operating expenses and tax payments. The accrued profit of this segment represented 4% of Banorte’s profits.

The SOFOM and Credit Ancillary segments compounded of Arrendadora y Factor Banorte, Almacenadora Banorte, Sólida Administradora de Portafolios and Ixe Services registered profits during 2016 in the amount of $178 million pesos, a 64% decrease with respect to 2015. According Banorte’s holdings in these companies, the accrued profits amounted $184 million pesos, an annual decrease of 63%. The accrued profit of this segment represented 1% of Banorte’s profits.

5.	RISK FACTORS INHERENT TO THE MERGER

Interacciones has identified the following merger-related risk factors that could significantly affect the performance and profitability of Interacciones, as well as influence representative share prices of Interacciones shareholder equity prior to the Merger. In addition, consideration must be given to the risk factors concerning Interacciones and the industry as reflected in the Interacciones prospectus and annual reports, which can be viewed at the following pages: www.grupofinancierointeracciones.mx, www.inversionistasinteracciones.mx, www.bmv.com.mx.

The risks and uncertainties described below are not the only ones that can affect the performance of Interacciones. There are other risks and uncertainties that are yet unknown or not currently considered significant and these could adversely affect Interacciones or the representative share prices of its shareholder equity.

Interacciones growth strategy

The Merger strategy is subject to a series of risks, which include:

•	Access to capital and financial resources;

•	Debt instruments restrictions; and

•	Uncertainty as to legal conditions relating to mergers and acquisitions.

On October 25, 2017, Interacciones announced that it reached an agreement to merge with Banorte, as the disappearing company, by way of a cash payment and a share exchange. The merger, expected to occur in approximately the second quarter of 2018, is subject to regulatory authorizations and other authorizations, and there is no guarantee that the merger will be carried out as planned or even whether it will occur. If the merger with Banorte occurs, the integration of the two companies may cause them to incur payments due to workforce terminations, contingent asset or liabilities sales or additional penalties. Interacciones cannot predict whether these events will occur or, if they do occur, they could have a material adverse impact on the operations or business income. Moreover, the merger with Banorte, as well as any other merger, acquisition or other combination of businesses that it may participate in, can include risks, such as those mentioned above.

The Merger, and its Approval or non-approval, could affect the Price and Market Volume of Interacciones Shares

Prior to the approval of the Merger, the price and volume of Interacciones shares could fluctuate, and there is no guarantee as to whether these fluctuations will be positive, negative or representative of the value and volume that existed prior to the announcement.

The Balance as of the date in which the Merger takes place can differ from the Proforma Balance

The pro forma financial information of Interacciones and Banorte included in this Prospectus to show their balance after the Merger takes place is subject to variations deriving from its operating income, as well as the effects of other factors out of the control of Interacciones management.

Failure to comply with certain contractual obligations in the Framework Merger Agreement could yield Liquidated Damages

The Framework Merger Agreement establishes certain obligations for Interacciones and certain obligations for Banorte to carry out the Transaction. If Interacciones or Banorte fails to comply with these obligations, the party that fails to comply could be liable for any damages caused by their non-compliance.

The Merger could affect Interacciones Financing Conditions

The financing conditions for Interacciones could be affected in terms of liquidity, price and market quotation.

Understanding of the Business Model by Shareholders

The Interacciones business model is unique, differing from other multiple banking institutions, and consequently there could be misunderstanding on the part of Banorte minority shareholders, affecting approval of the Merger.

Reliance on Interacciones personnel and critical talent stemming from the Transaction

From the time of the announcement and once the Merger takes place, there is a risk that a certain people could leave Interacciones, which could affect operations.

Relevant Contracts

There are no Relevant Contracts executed by Interacciones Companies that present an inherent risk derived from the Transaction or that can affect the securities price, nor is there any risk that this could lead to non-compliance as to the payment of banking and stock market liabilities or their restructuring. Nevertheless, because of the Merger, early termination or restructuring of the contracts executed to support the ordinary operations of Interacciones Companies will be necessary.

Ratings

The various Interacciones ratings by ratings agencies could be affected once the Transaction is announced and up to when the Merger occurs, as well as if the Merger does not go into effect.

6.	SELECTED FINANCIAL INFORMATION

The following selected financial information presents the consolidated Financial Statements and notes from the Interacciones comptroller concluded on December 31, 2016 and 2015, and management reports for the quarters ending December 31, 2016, March 31, 2017, June 30, 2017, and September 30, 2017. The information is based on consolidated Financial Statements by the Interacciones comptroller.

Mancera, S.C., a member of Ernst & Young Global Limited, reviewed and audited the consolidated Interacciones Financial Statements and notes for the fiscal years ending December 31, 2016 and 2015.

The above financial information can be viewed on the following web page: http://grupofinancierointeracciones.mx/quienes-somos/estados-financieros-grupo

7.	MANAGEMENT COMMENTS AND ANALYSIS ON THE OPERATING INCOME AND FINANCIAL SITUATION OF THE ISSUER

The comments and analysis by management are contained in the financial information that can be viewed on the following web page: http://grupofinancierointeracciones.mx/quienes-somos/estados-financieros-grupo

8.	RESPONSIBLE PERSONS

We, the undersigned, state under oath that, within the scope of our respective responsibilities, we prepared the information relative to the issuer as contained in this Prospectus, which, to the best of our knowledge and understanding, fairly reflects its position. We further state that we do not have knowledge of any relevant information that has been omitted or is inaccurate under this Prospectus, or that could mislead the investors.

Grupo Financiero Interacciones, S.A.B. de C.V.

/s/ Carlos Alberto Rojo Macedo
Carlos Alberto Rojo Macedo Chief Executive Officer

/s/ Alejandro Frigolet Vázquez-Vela
Alejandro Frigolet Vázquez-Vela Chief Financial Officer

/s/ Manuel Velasco Velázquez
Manuel Velasco Velázquez Managing Director of Legal Affairs

9.            EXHIBITS

“Exhibit A” Fairness opinion issued by Barclays Bank México, S.A., Institución de Banca Múltiple; Grupo Financiero Barclays México.

Avenida Paseo de la Reforma 505 Cuauhtemoc 06500 Ciudad de Mexico

CONFIDENTIAL
October 23, 2017

Audit and Corporate Practices Committee of the Board of Directors
Grupo Financiero Interacciones S.A. de C.V.
Paseo de la Reforma 383, Cuauhtémoc
06500, Mexico City

Members of the Audit and Corporate Practices Committee of the Board of Directors:

We understand that Grupo Financiero Interacciones S.A. de C.V. (the "Company") and Carlos Hank Rhon, Banco Interacciones Fideicomiso 10353 and Graciela Hank Gonzalez (the "Controlling Shareholders") intend to enter into a transaction (the "Proposed Transaction") with Grupo Financiero Banorte, S.A.B. de C.V. ("Banorte") pursuant to which (i) the Company will merge with and into Banorte, with Banorte surviving the merger, and (ii) upon the effectiveness of the merger, each share of common stock of the Company ("Company Common Stock") issued and outstanding immediately prior to the effective time of the merger) will be converted into the right to receive (a) 0.4065 of a share (the "Exchange Ratio") of common stock Banorte ("Banorte Common Stock"), and (b) MX$50.80 in cash, without interest (together with the Exchange Ratio, the "Merger Consideration"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Convenio Marco de Fusión, among the Company, Banorte, and the Controlling Shareholders, to be dated October 25, 2017 (the "Agreement"). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Audit and Corporate Practices Committee of the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders (other than the Controlling Shareholders and their respective affiliates (collectively, the "Hank Family Holders")) of the Merger Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of October 21, 2017, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Banorte that we believe to be relevant to our analysis, including the Company's Annual Report for the fiscal year ended December 31, 2016 and Quarterly Report for the fiscal quarter ended June 30, 2017 and Banorte's Annual Report for the fiscal year ended December 31, 2016 and Quarterly Report for the fiscal quarter ended June 30, 2017; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company; (4) a trading history of each of the Company Common Stock and Banorte Common Stock from October 18, 2012 to October 17, 2017 and a comparison of that trading history with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company and Banorte with each other and with those of other companies that we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (7) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company and Banorte; and (8) the relative contributions of the Company and Banorte to the historical and future financial performance of the combined company on a pro forma basis. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other Information used by us without any independent verification of such Information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform in accordance with such projections. However, for purposes of our analysis, we also have considered certain somewhat more conservative assumptions and estimates which resulted in certain adjustments to the projections of the Company. We have discussed these adjusted projections with the management of the Company and they have agreed with the appropriateness of the use of such adjusted projections In performing our analysis and we have relied upon such projections in arriving at our opinion. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of common stock of the Company would trade following the announcement of the Proposed Transaction or shares of Banorte would trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of common stock of Banorte to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of common stock of the Company owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders (other than the Hank Family Holders).

We will receive a fee for this opinion upon rendering this opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past five years, we acted (i) in October 2013, as joint-global coordinator and underwriter on the re-initial public offering of the Company and (ii) in August 2016, as joint structuring agent and joint underwriter to Fondo de Capital de Infraestructura CKD, who will be externally advised by the Company.

Barclays Bank México, S.A., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions In the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Banorte for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is exclusively for the use and benefit of the Audit and Corporate Practices Committee of the Board of Directors of the Company and is rendered to the Audit and Corporate Practices Committee of the Board of Directors in connection with Its consideration of the Proposed Transaction and may not be used for any other purpose without our prior written consent. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to whether to accept the consideration to be offered to the stockholders in connection with the Proposed Transaction.

Very truly yours,

“Exhibit B” Independent Auditors’ Report on the review of proforma financial information as of September 30, 2017 (unaudited) and December 31, 2016

Grupo Financiero Banorte, S.A.B. de C.V. and Subsidiaries
Independent Auditors’ Report on the review of proforma financial information as of September 30, 2017 (unaudited) and December 31, 2016

Grupo Financiero Banorte, S.A.B. de C.V. and Subsidiaries
Independent Auditors’ Report on the review of proforma financial information as of September 30, 2017 (unaudited) and December 31, 2016

Independent Auditors’ Report
to the Board of Directors and Shareholders of
Grupo Financiero Banorte, S.A.B. de C.V. and Subsidiaries

We have reviewed the proforma adjustments that reflect the event described in Note 1 and the application of those adjustments to the amounts that are shown in the proforma consolidated balance sheet of Grupo Financiero Banorte, S.A.B. de C.V. and Subsidiaries (GF Banorte) and Grupo Financiero Interacciones, S.A.B. de C.V. (GF Interacciones) as of September 30, 2017 and December 31, 2016 and in the proforma consolidated income statements related, for the period of nine months ended September 30, 2017 (unaudited) and for the year ended December 31, 2016.

The basic consolidated financial statements of GF Banorte as of December 31, 2016 and for the year ended that date were reviewed by us, and we issued our unqualified opinion dated February 27, 2017. The basic consolidated financial statements of GF Interacciones as of December 31, 2016 and for the year ended that date were audited by another firm and are shown in separate section of this report. The proforma adjustments are based on the management assumptions described in Note 2. The proforma financial information is the responsibility of the management of GF Banorte. Our responsibility is to express an opinion on the proforma financial information based on our review.

Our review was conducted in accordance with the standards established by the Mexican Institute of Public Accountants (IMCP) and consequently included the procedures that we consider necessary in the circumstances.

We believe that our review provided a reasonable basis to support our opinion.

The object of this proforma financial information is to show what the relevant effects on the basic consolidated financial information of GF Banorte would have been as a result of the consummation of the event described in Note 1, as if it had occurred at the date of the consolidated balance sheet that contains such basic consolidated financial information. However, the proforma consolidated financial statements described in the previous paragraphs are not necessarily indicative of the results of the operations or the corresponding effects on the consolidated financial condition that might result if such event had occurred at the date of the consolidated balance sheet that contains such basic consolidated financial information.

In our opinion, management’s assumptions provide a reasonable basis to present the relevant effects that are directly attributable to the event described in Note 1, the relative proforma adjustments give appropriate effect to those assumptions and the column of proforma amounts reflects the appropriate application of that adjustments to the basic figures presented in the proforma consolidated balance sheet as of September 30, 2017 (unaudited) and December 31, 2016 and in the proforma consolidated income statements related, for the period of nine months ended September 30, 2017 (unaudited) and for the year ended December 31, 2016.

Other Matter
The accompanying proforma financial information as of September 30, 2017 (unaudited) and December 31, 2016 have been translated into English for the convenience of readers.

Galaz, Yamazaki, Ruiz Urquiza, S. C.
Miembro de Deloitte Touche Tohmatsu Limited

/s/ Daniel Castellanos Cárdenas

C.P.C. Daniel Castellanos Cárdenas
November 3, 2017

2

GRUPO FINANCIERO BANORTE, S.A.B. DE C.V.

PROFORMA CONSOLIDATED BALANCE SHEETS AND SUBSIDIARIES

AS OF SEPTEMBER 30, 2017 (UNAUDITED)

(In millions of Mexican pesos)

ASSETS	GF Interacciones	Proforma Adjustments	GF Interacciones Proforma	GF Banorte	Proforma Adjustments	GF Banorte Proforma	Grand Total	Eliminations	Proforma Amounts
CASH AND CASH EQUIVALENTS	$7,527	$(7,527)	$-	$59,809	$-	$59,809	$59,809	$-	$59,809
MARGIN SECURITIES	-	-	-	1,628	-	1,628	1,628	-	1,628
INVESTMENTS IN SECURITIES
Trading securities	68,070	-	68,070	242,347	-	242,347	310,417	-	310,417
Securities available for sale	17,597	(6,186)	11,411	153,555	-	153,555	164,966	-	164,966
Securities held to maturity	2,129	-	2,129	91,188	-	91,188	93,317	-	93,317
	87,796	(6,186)	81,610	487,090	-	487,090	568,700	-	568,700
DEBTOR BALANCES UNDER REPURCHASE AND RESALE AGREEMENTS	-	-	-	231	-	231	231	-	231
DERIVATIVE FINANCIAL INSTRUMENTS
For trading purposes	627	-	627	18,983	-	18,983	19,610	-	19,610
For hedging purposes	-	-	-	94	-	94	94	-	94
	627	-	627	19,077	-	19,077	19,704	-	19,704

VALUATION ADJUSTMENTS FOR ASSET HEDGING	-	-	-	102	-	102	102	-	102
PERFORMING LOAN PORTFOLIO
Commercial loans
Business loans	27,060	-	27,060	231,954	-	231,954	259,014	-	259,014
Financial institution’s loans	760	-	760	4,882	-	4,882	5,642	-	5,642
Government loans	77,934	-	77,934	131,460	-	131,460	209,394	-	209,394
Consumer loans	19	-	19	103,222	-	103,222	103,241	-	103,241

Mortgage loans	136	-	136	130,084	-	130,084	130,220	-	130,220
TOTAL PERFORMING LOAN PORTFOLIO	105,909	-	105,909	601,602	-	601,602	707,511	-	707,511
PAST-DUE LOAN PORTFOLIO
Commercial loans
Business loans	50	-	50	5,731	-	5,731	5,781	-	5,781
Financial institutions’ loans	-	-	-	-	-	-	-	-	-
Consumer loans	-	-	-	4,088	-	4,088	4,088	-	4,088
Mortgage loans	5	-	5	1,234	-	1,234	1,239	-	1,239
TOTAL PAST-DUE LOAN PORTFOLIO	55	-	55	11,053	-	11,053	11,108	-	11,108
LOAN PORTFOLIO	105,964	-	105,964	612,655	-	612,655	718,619	-	718,619
(Minus) Allowance for loan losses	(1,444)	-	(1,444)	(16,205)	-	(16,205)	(17,649)	-	(17,649)
LOAN PORTFOLIO, net	104,520	-	104,520	596,450	-	596,450	700,970	-	700,970
ACQUIRED COLLECTION RIGHTS	-	-	-	2,593	-	2,593	2,593	-	2,593
TOTAL LOAN PORTFOLIO, net	104,520	-	104,520	599,043	-	599,043	703,563	-	703,563
ACCOUNTS RECEIVABLE FROM INSURANCE AND ANNUITIES, net	3	-	3	1,879	-	1,879	1,882	-	1,882
PREMIUM RECEIVABLES, net	20	-	20	6,519	-	6,519	6,539	-	6,539
ACCOUNTS RECEIVABLE FROM REINSURANCE, net	576	-	576	9,285	-	9,285	9,861	-	9,861
RECEIVABLES GENERATED BY SECURITIZATIONS	-	-	-	177	-	177	177	-	177
OTHER ACCOUNTS RECEIVABLE, net	5,108	-	5,108	46,338	-	46,338	51,446	-	51,446
MERCHANDISE INVENTORY	-	-	-	1,205	-	1,205	1,205	-	1,205
FORECLOSED ASSETS, net	146	-	146	1,121	-	1,121	1,267	-	1,267
PROPERTY, FURNITURE AND EQUIPMENT, net	732	-	732	16,896	-	16,896	17,628	-	17,628
PERMANENT STOCK INVESTMENTS	70	-	70	13,395	2,556	15,951	16,021	(2,556)	13,465
DEFERRED TAXES, net	1,009	(1,006)	2,015	3,011	-	3,011	5,026	(28)	4,998
OTHER ASSETS
Goodwill	-	-	-	12,630	10,289	22,919	22,919	-	22,919
Deferred charges, advance payments and intangibles	742	-	742	13,196	-	13,196	13,938	-	13,938
Other short-term and long-term assets	-	-	-	2,489	-	2,489	2,489	-	2,489
	742	-	742	28,315	10,289	38,604	39,346	-	39,346
TOTAL ASSETS	$208,876	$(12,707)	$196,169	$1,295,121	$12,845	$1,307,966	$1,504,135	$(2,584)	$1,501,551

3

LIABILITIES	GF Interacciones	Proforma Adjustments	GF Interacciones Proforma	GF Banorte	Proforma Adjustments	GF Banorte Proforma	Grand Total	Eliminations	Proforma Amounts
DEPOSITS
Demand deposits	$62,429	$-	$62,429	$375,201	$-	$375,201	$437,630	$-	$437,630
Time deposits
General public	9,386	-	9,386	235,524	-	235,524	244,910	-	244,910
Money market	12,321	-	12,321	8,983	-	8,983	21,304	-	21,304
Senior debt issued	18,494	-	18,494	2,745	-	2,745	21,239	-	21,239
Global account of deposits without movements	-	-	-	1,523	-	1,523	1,523	-	1,523
	102,630	-	102,630	623,976	-	623,976	726,606	-	726,606

INTERBANK AND OTHER LOANS
Demand loans	880	-	880	-	-	-	880	-	880
Short-term loans	3,930	-	3,930	15,104	-	15,104	19,034	-	19,034
Long-term loans	11,240	-	11,240	15,751	-	15,751	26,991	-	26,991
	16,050	-	16,050	30,855	-	30,855	46,905	-	46,905

TECHNICAL RESERVES	959	-	959	103,550	-	103,550	104,509	-	104,509

CREDITOR BALANCES UNDER REPURCHASE AND RESALE AGREEMENTS	63,950	-	63,950	299,573	-	299,573	363,523	-	363,523

COLLATERAL SOLD OR PLEDGED
Repurchase or resale agreements (creditor balance)	-	-	-	54	-	54	54	-	54

DERIVATIVES FINANCIAL INSTRUMENTS
For trading purposes	146	-	146	17,958	-	17,958	18,104	-	18,104
For hedging purposes	-	-	-	7,104	-	7,104	7,104	-	7,104
	146	-	146	25,062	-	25,062	25,208	-	25,208
ACCOUNTS PAYABLE TO REINSURERS, net	10	-	10	3,185	3,185	3,195	-	3,195
OTHER ACCOUNTS PAYABLES
Income tax	52	1,006	1,058	2,455	-	2,455	3,513	-	3,513
Employee profit sharing	72	-	72	320	-	320	392	-	392
Creditors from settlements of transactions	1,326	-	1,326	10,616	-	10,616	11,942	-	11,942
Creditors from collaterals received in cash	-	-	-	3,860	-	3,860	3,860	-	3,860
Sundry creditors and other payables	3,203	-	3,203	17,952	-	17,952	21,155	-	21,155
	4,653	1,006	5,659	35,203	-	35,203	40,862	-	40,862

SUBORDINATED DEBENTURES	3,565	-	3,565	30,255	-	30,255	33,820	-	33,820
DEFERRED TAXES, net	28	-	28	-	-	-	28	(28)	-

DEFERRED CREDITS AND ADVANCED COLLECTIONS	616	-	616	418	-	418	1,034	-	1,034

TOTAL LIABILITIES	$192,607	$1,006	$193,613	$1,152,131	$-	$1,152,131	$1,345,744	$(28)	$1,345,716

4

STOCKHOLDERS’ EQUITY	GF Interacciones	Proforma Adjustments	GF Interacciones Proforma	GF Banorte	Proforma Adjustments	GF Banorte Proforma	Grand Total	Eliminations	Proforma Amounts

PAID-IN CAPITAL
Common stock	$2,345	$(2,345)	$-	$14,576	$384	$14,960	$14,960	$-	$14,960
Additional paid-in capital	1,869	(1,869)	-	35,780	12,461	48,241	48,241	-	48,241
	4,214	(4,214)	-	50,356	12,845	63,201	63,201	-	63,201

OTHER CAPITAL
Capital reserves	801	(801)	-	5,095	-	5,095	5,095	-	5,095
Retained earnings from prior years	8,667	(8,698)	(31)	71,592	-	71,592	71,561	31	71,592
Result from valuation of securities available for sale	310	-	310	(2,428)	-	(2,428)	(2,118)	(310)	(2,428)
Result from valuation of instruments for cash flow hedging	-	-	-	(1,884)	-	(1,884)	(1,884)	-	(1,884)
Result from valuation of reserve for unexpired risks variations in rates	-	-	-	65	-	65	65	-	65
Result from Conversions	4	-	4	1,613	-	1,613	1,617	(4)	1,613
Defined remedies for employees benefits	-	-	-	(741)	-	(741)	(741)	-	(741)
Net income	2,273	-	2,273	17,426	-	17,426	19,699	(2,273)	17,426
	12,055	(9,499)	2,556	90,738	-	90,738	93,294	(2,556)	90,738

MINORITY INTEREST	-	-	-	1,896	-	1,896	1,896	-	1,896

TOTAL STOCKHOLDERS’ EQUITY	16,269	(13,713)	2,556	142,990	12,845	155,835	158,391	(2,556)	155,835

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$208,876	$(12,707)	$196,169	$1,295,121	$12,845	$1,307,966	$1,504,135	$(2,584)	$1,501,551

MEMORANDUM ACCOUNTS
Operations on behalf of third parties
Banks customers (current accounts)	$528	$-	$528	$79	$-	$79	$607	$-	$607
Settlement of customer transactions	209	-	209	48	-	48	257	-	257
Customer securities received in custody	66,594	-	66,594	678,718	-	678,718	745,312	-	745,312
Customer repurchase agreements	-	-	-	75,928	-	75,928	75,928	-	75,928
Securities loan transactions by client account	144	-	144	-	-	-	144	-	144
Collateral pledged on account of clients	906	-	906	75,949	-	75,949	76,855	-	76,855
Managed trusts	-	-	-	103,775	-	103,775	103,775	-	103,775
Investment banking transactions on account of third parties, (net)	-	-	-	85,844	-	85,844	85,844	-	85,844
Total operations on behalf of third parties	68,381	-	68,381	1,020,341	-	1,020,341	1,088,722	-	1,088,722
Proprietary transactions
Credit commitments	2,219	-	2,219	$236,364	-	$236,364	238,583	-	238,583
Assets in trust or under mandate	192,605	-	192,605	283,559	-	283,559	476,164	-	476,164
Managed assets in custody	50,520	-	50,520	559,611	-	559,611	610,131	-	610,131
Collateral received	13,994	-	13,994	110,142	-	110,142	124,136	-	124,136
Collateral received and sold or given as a pledge	5,665	-	5,665	111,691	-	111,691	117,356	-	117,356
Deposits of assets	-	-	-	1,802	-	1,802	1,802	-	1,802
Contingent assets and liabilities	-	-	-	111	-	111	111	-	111
Interest accrued but not charged of past due loans	359	-	359	361	-	361	720	-	720
Total proprietary transactions	$265,362	$-	$265,362	$1,303,641	$-	$1,303,641	$1,569,003	$-	$1,569,003

5

GRUPO FINANCIERO BANORTE, S.A.B. DE C.V.

PROFORMA COMBINED INCOME STATEMENTS AND SUBSIDIARIES
FOR THE PERIOD ENDED SEPTEMBER 30, 2017 (UNAUDITED)
 (In millions of Mexican pesos)

	GF Interacciones	Proforma Adjustments	GF Interacciones Proforma	GF Banorte	Proforma Adjustments	GF Banorte Proforma	Proforma Amounts

Interest income	$13,100	$-	$13,100	$80,929	$-	$80,929	$94,029
Premium revenue, net	40	-	40	19,447	-	19,447	19,487
Interest expense	(11,649)	-	(11,649)	(32,909)	-	(32,909)	(44,558)
Increase in technical reserves	(9)	-	(9)	(9,680)	-	(9,680)	(9,689)
Casualty rate, claims and other contractual obligations, net	(20)	-	(20)	(11,060)	-	(11,060)	(11,080)

NET INTEREST INCOME	1,462	-	1,462	46,727	-	46,727	48,189

Provisions for loan losses	-	-	-	(11,253)	-	(11,253)	(11,253)
NET INTEREST INCOME AFTER ALLOWANCE FOR LOAN LOSSES	1,462	-	1,462	35,474	-	35,474	36,936

Commission and fee income	2,632	-	2,632	14,290	-	14,290	16,922
Commission and fee expense	(641)	-	(641)	(5,650)	-	(5,650)	(6,291)
Brokerage revenues	1,963	-	1,963	2,326	-	2,326	4,289
Other operating income (expenses)	(299)	-	(299)	2,092	-	2,092	1,793
Non-interest expense	(2,430)	-	(2,430)	(25,262)	-	(25,262)	(27,692)
OPERATING INCOME	2,687	-	2,687	23,270	-	23,270	25,957

Equity in earnings of unconsolidated subsidiaries and associated companies	2	-	2	889	-	889	891
INCOME BEFORE INCOME TAX	2,689	-	2,689	24,159	-	24,159	26,848
Current income tax	(616)	(1,006)	(1,622)	(6,269)	-	(6,269)	(7,981)
Deferred income taxes, net	200	1,006	1,206	(303)	-	(303)	(903)
	(416)	-	(416)	(6,572)	-	(6,572)	(6,988)
INCOME BEFORE DISCONTINUED OPERATIONS	2,273	-	2,273	17,587	-	17,587	19,860
Discontinued Operations	-	-	-	87	-	87	87
Minority Interest	-	-	-	(248)	-	(248)	(248)
NET INCOME	$2,273	$-	$2,273	$17,426	$-	$17,426	$19,699

6

GRUPO FINANCIERO BANORTE, S.A.B. DE C.V.

PROFORMA CONSOLIDATED BALANCE SHEETS AND SUBSIDIARIES

AS OF DECEMBER 31, 2016

(In millions of Mexican pesos)
ASSETS	GF Interacciones	Proforma Adjustments	GF Interacciones Proforma	GF Banorte	Proforma Adjustments	GF Banorte Proforma	Grand Total	Eliminations	Proforma Amounts
CASH AND CASH EQUIVALENTS	$12,929	$(12,929)	$-	$65,886	$-	$65,886	$65,886	$-	$65,886
MARGIN SECURITIES	-	-	-	2,185	-	2,185	2,185	-	2,185
INVESTMENTS IN SECURITIES
Trading securities	91,094	-	91,094	181,777	-	181,777	272,871	-	272,871
Securities available for sale	12,191	(784)	11,407	195,087	-	195,087	206,494	-	206,494
Securities held to maturity	2,113	-	2,113	81,920	-	81,920	84,033	-	84,033
	105,398	(784)	104,614	458,784	-	458,784	563,398	-	563,398
DEBTOR BALANCES UNDER REPURCHASE AND RESALE AGREEMENTS	57	-	57	-	-	-	57	-	57
DERIVATIVES FINANCIAL INSTRUMENTS
For trading purposes	101	-	101	41,134	-	41,134	41,235	-	41,235
For hedging purposes	-	-	-	742	-	742	742	-	742
	101	-	101	41,876	-	41,876	41,977	-	41,977

VALUATION ADJUSTMENTS FOR ASSET HEDGING	-	-	-	114	-	114	114	-	114
PERFORMING LOAN PORTFOLIO
Commercial loans
Business loans	24,793	-	24,793	224,218	-	224,218	249,011	-	249,011
Financial institution’s loans	487	-	487	4,650	-	4,650	5,137	-	5,137
Government loans	89,518	-	89,518	134,798	-	134,798	224,316	-	224,316
Consumer loans	21		21	88,332		88,332	88,353	-	88,353
Mortgage loans	158	-	158	114,807	-	114,807	114,965	-	114,965
TOTAL PERFORMING LOAN PORTFOLIO	114,977	-	114,977	566,805	-	566,805	681,782	-	681,782

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PAST-DUE LOAN PORTFOLIO
Commercial loans
Business loans	50	-	50	5,672	-	5,672	5,722	-	5,722
Financial institutions’ loans	-	-	-	344	-	344	344	-	344
Consumer loans	-	-	-	3,247	-	3,247	3,247	-	3,247
Mortgage loans	7	-	7	1,049	-	1,049	1,056	-	1,056
TOTAL PAST-DUE LOAN PORTFOLIO	57	-	57	10,312	-	10,312	10,369	-	10,369
LOAN PORTFOLIO	115,034	-	115,034	577,117	-	577,117	692,151	-	692,151
(Minus) Allowance for loan losses	(1,469)	-	(1,469)	(14,384)	-	(14,384)	(15,853)	-	(15,853)
LOAN PORTFOLIO, net	113,565	-	113,565	562,733	-	562,733	676,298	-	676,298
ACQUIRED COLLECTION RIGHTS	-	-	-	2,025	-	2,025	2,025	-	2,025
TOTAL LOAN PORTFOLIO, net	113,565	-	113,565	564,758	-	564,758	678,323	-	678,323
ACCOUNTS RECEIVABLE FROM INSURANCE AND ANNUITIES, net	3	-	3	1,908	-	1,908	1,911	-	1,911
PREMIUM RECEIVABLES, net	74	-	74	4,245	-	4,245	4,319	-	4,319
ACCOUNTS RECEIVABLE FROM REINSURANCE, net	1,063	-	1,063	7,166	-	7,166	8,229	-	8,229
RECEIVABLES GENERATED BY SECURITIZATIONS	-	-	-	155	-	155	155	-	155
OTHER ACCOUNTS RECEIVABLE, net	3,605	-	3,605	50,366	-	50,366	53,971	-	53,971
MERCHANDISE INVENTORY	-	-	-	438	-	438	438	-	438
FORECLOSED ASSETS, net	175	-	175	1,610	-	1,610	1,785	-	1,785
PROPERTY, FURNITURE AND EQUIPMENT, net	759	-	759	15,829	-	15,829	16,588	-	16,588
PERMANENT STOCK INVESTMENTS	61	-	61	13,764	1,962	15,726	15,787	(1,962)	13,825
LONG-TERM ASSETS AVAILABLE FOR SALE	-	-	-	5,299	-	5,299	5,299	-	5,299
DEFERRED TAXES, net	841	1,006	1,847	3,994	-	3,994	5,841	(16)	5,825
OTHER ASSETS
Goodwill	-	-	-	12,679	10,883	23,562	23,562	-	23,562
Deferred charges, advance payments and intangibles	1,328	-	1,328	13,636	-	13,636	14,964	-	14,964
Other short-term and long-term assets	109	-	109	3,427	-	3,427	3,536	-	3,536
	1,437	-	1,437	29,742	10,883	40,625	42,062	-	42,062
TOTAL ASSETS	$240,068	$(12,707)	$227,361	$1,268,119	$12,845	$1,280,964	$1,508,325	$(1,978)	$1,506,347

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LIABILITIES	GF Interacciones	Proforma Adjustments	GF Interacciones Proforma	GF Banorte	Proforma Adjustments	GF Banorte Proforma	Grand Total	Eliminations	Proforma Amounts
DEPOSITS
Demand deposits	$49,643	$-	$49,643	$381,203	$-	$381,203	$430,846	$-	$430,846
Time deposits
General public	16,445	-	16,445	190,461	-	190,461	206,906	-	206,906
Money market	18,353	-	18,353	1,459	-	1,459	19,812	-	19,812
Senior debt issued	16,655	-	16,655	85	-	85	16,740	-	16,740
Global account of deposits without movements	-	-	-	1,352	-	1,352	1,352	-	1,352
	101,096	-	101,096	574,560	-	574,560	675,656	-	675,656

INTERBANK AND OTHER LOANS
Demand loans	500	-	500	4,019	-	4,019	4,519	-	4,519
Short-term loans	7,199	-	7,199	17,155	-	17,155	24,354	-	24,354
Long-term loans	11,237	-	11,237	17,462	-	17,462	28,699	-	28,699
	18,936	-	18,936	38,636	-	38,636	57,572	-	57,572

TECHNICAL RESERVES	1,495	-	1,495	90,369	-	90,369	91,864	-	91,864

CREDITOR BALANCES UNDER REPURCHASE AND RESALE AGREEMENTS	93,597	-	93,597	308,777	-	308,777	402,374	-	402,374

COLLATERAL SOLD OR PLEDGED
Repurchase or resale agreements (creditor balance)	499	-	499	-	-	-	499	-	499

DERIVATIVES FINANCIAL INSTRUMENTS
For trading purposes	457	-	457	40,403	-	40,403	40,860	-	40,860
For hedging purposes	-	-	-	9,372	-	9,372	9,372	-	9,372
	457	-	457	49,775	-	49,775	50,232	-	50,232

ACCOUNTS PAYABLE TO REINSURERS, net	211	-	211	1,747	-	1,747	1,958	-	1,958

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OTHER ACCOUNTS PAYABLES
Income tax	47	1,006	1,053	3,114	-	3,114	4,167	-	4,167
Employee profit sharing	86	-	86	396	-	396	482	-	482
Creditors from settlements of transactions	701	-	701	7,348	-	7,348	8,049	-	8,049
Creditors from margin securities	435	-	435	-	-	-	435	-	435
Creditors from collaterals received in cash	-	-	-	10,326	-	10,326	10,326	-	10,326
Sundry creditors and other payables	2,374	-	2,374	18,037	-	18,037	20,411	-	20,411
	3,643	1,006	4,649	39,221	-	39,221	43,870	-	43,870

SUBORDINATED DEBENTURES	3,561	-	3,561	21,917	-	21,917	25,478	-	25,478

DEFERRED TAXES, net	16	-	16	-	-	-	16	(16)	-

DEFERRED CREDITS AND ADVANCED COLLECTIONS	882	-	882	416	-	416	1,298	-	1,298

TOTAL LIABILITIES	$224,393	$1,006	$225,399	$1,125,418	$-	$1,125,418	$1,350,817	$(16)	$1,350,801

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STOCKHOLDERS’ EQUITY	GF Interacciones	Proforma Adjustments	GF Interacciones Proforma	GF Banorte	Proforma Adjustments	GF Banorte Proforma	Grand Total	Eliminations	Proforma Amounts

PAID-IN CAPITAL
Common stock	$2,344	$(2,344)	$-	$14,574	$384	$14,958	$14,958	$-	$14,958
Additional paid-in capital	1,861	(1,861)	-	36,427	12,461	48,888	48,888	-	48,888
	4,205	(4,205)	-	51,001	12,845	63,846	63,846	-	63,846

OTHER CAPITAL
Capital reserves	671	(671)	-	4,825	-	4,825	4,825	-	4,825
Retained earnings from prior years	7,922	(8,837)	(915)	68,492	-	68,492	67,577	915	68,492
Result from valuation of securities available for sale	276	-	276	(2,592)	-	(2,592)	(2,316)	(276)	(2,592)
Result from valuation of instruments for cash flow hedging	-	-	-	(2,089)	-	(2,089)	(2,089)	-	(2,089)
Result from valuation of reserve for unexpired risks variations in rates	-	-	-	87	-	87	87	-	87
Result from Conversions	5	-	5	2,084	-	2,084	2,089	(5)	2,084
Defined remedies for employees benefits	-	-	-	(370)	-	(370)	(370)	-	(370)
Net income	2,596	-	2,596	19,308	-	19,308	21,904	(2,596)	19,308
	11,470	(9,508)	1,962	89,745	-	89,745	91,707	(1,962)	89,745

MINORITY INTEREST	-	-	-	1,955	-	1,955	1,955	-	1,955

TOTAL STOCKHOLDERS’ EQUITY	15,675	(13,713)	1,962	142,701	12,845	155,546	157,508	(1,962)	155,546

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$240,068	$(12,707)	$227,361	$1,268,119	$12,845	$1,280,964	$1,508,325	$(1,978)	$1,506,347

MEMORANDUM ACCOUNTS
Operations on behalf of third parties
Banks customers (current accounts)	$1,279	$-	$1,279	$118	$-	$118	$1,397	$-	$1,397
Settlement of customer transactions	(421)	-	(421)	(3)	-	(3)	(424)	-	(424)
Customer securities received in custody	71,675	-	71,675	609,288	-	609,288	680,963	-	680,963

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Customer repurchase agreements	-	-	-	77,781	-	77,781	77,781	-	77,781
Securities loan transactions by client account	40	-	40	-	-	-	40	-	40
Collateral pledged on account of clients	492	-	492	77,746	-	77,746	78,238	-	78,238
Managed trusts	-	-	-	90,205	-	90,205	90,205	-	90,205
Investment banking transactions on account of third parties, (net)	-	-	-	93,307	-	93,307	93,307	-	93,307
Total operations on behalf of third parties	73,065	-	73,065	948,441	-	948,441	1,021,505	-	1,021,505
Proprietary transactions
Credit commitments	1,335	-	1,335	$324,528	-	$324,528	325,863	-	325,863
Assets in trust or under mandate	78,568	-	78,568	292,174	-	292,174	370,742	-	370,742
Managed assets in custody	40,354	-	40,354	446,626	-	446,626	486,980	-	486,980
Collateral received	12,511	-	12,511	89,288	-	89,288	101,799	-	101,799
Collateral received and sold or given as a pledge	5,127	-	5,127	101,473	-	101,473	106,600	-	106,600
Deposits of assets	-	-	-	2,550	-	2,550	2,550	-	2,550
Contingent assets and liabilities	-	-	-	45	-	45	45	-	45
Interest accrued but not charged of past due loans	311	-	311	439	-	439	750	-	750
Total proprietary transactions	$138,206	$-	$138,206	$1,257,123	$-	$1,257,123	$1,395,329	$-	$1,395,329

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GRUPO FINANCIERO BANORTE, S.A.B. DE C.V.

PROFORMA COMBINED INCOME STATEMENTS AND SUBSIDIARIES
FOR THE YEAR ENDED DECEMBER 31, 2016
 (In millions of Mexican pesos)

	GF Interacciones	Proforma Adjustments	GF Interacciones Proforma	GF Banorte	Proforma Adjustments	GF Banorte Proforma	Proforma Amounts

Interest income	$12,309	$-	$12,309	$80,264	$-	$80,264	$92,573
Premium revenue, net	$183	-	$183	$21,307	-	$21,307	$21,490
Interest expense	(9,118)	-	(9,118)	(27,383)	-	(27,383)	(36,501)
Increase in technical reserves	90	-	90	(8,477)	-	(8,477)	(8,387)
Casualty rate, claims and other contractual obligations, net	(120)	-	(120)	(12,654)	-	(12,654)	(12,774)

NET INTEREST INCOME	3,344	-	3,344	53,057	-	53,057	56,401

Provisions for loan losses	(1,125)	-	(1,125)	(13,313)	-	(13,313)	(14,438)
NET INTEREST INCOME AFTER ALLOWANCE FOR LOAN LOSSES	2,219	-	2,219	39,744	-	39,744	41,963

Commission and fee income	4,662	-	4,662	16,683	-	16,683	21,345
Commission and fee expense	(1,452)	-	(1,452)	(6,056)	-	(6,056)	(7,508)
Brokerage revenues	(7)	-	(7)	2,346	-	2,346	2,339
Other operating income (expenses)	745	-	745	3,491	-	3,491	4,236
Non-interest expense	(2,868)	-	(2,868)	(31,243)	-	(31,243)	(34,111)

OPERATING INCOME	3,299	-	3,299	24,965	-	24,965	28,264

Equity in earnings of unconsolidated subsidiaries and associated companies	5	-	5	1,246	-	1,246	1,251

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INCOME BEFORE INCOME TAX	3,304	-	3,304	26,211	-	26,211	29,515
Current income tax	(661)	(1,006)	(1,667)	(7,056)	-	(7,056)	(8,723)
Deferred income taxes, net	(47)	1,006	959	178	-	178	1,137
	(708)	-	(708)	(6,878)	-	(6,878)	(7,586)
INCOME BEFORE DISCONTINUED OPERATIONS	2,596	-	2,596	19,333	-	19,333	21,929
Discontinued Operations	-	-	-	243	-	243	243
Minority Interest	-	-	-	(268)	-	(268)	(268)
NET INCOME	$2,596	$-	$2,596	$19,308	$-	$19,308	$21,904

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GRUPO FINANCIERO BANORTE, S.A.B. DE C.V. AND SUBSIDIARIES

NOTES TO THE PROFORMA CONSOLIDATED FINANCIAL STATEMENTS AS OF
SEPTEMBER 30, 2017 (UNAUDITED) AND DECEMBER 31, 2016

(In millions of Mexican pesos except number of shares)

1 – DESCRIPTION OF THE TRANSACTION AND ITS ACCOUNTING TREATMENT

During the month of October 2017, Grupo Financiero Banorte, S.A.B de C.V. (GF Banorte) and Grupo Financiero Interacciones, S.A.B. of C.V. (GF Interacciones) signed a binding merger agreement, pursuant to which GF Banorte will acquire all of GF Interacciones through a share exchange transaction valued at that date at $ 12,845. As a result of this transaction, GF Banorte will issue 109,727,031 new shares and exchange them with an exchange factor of 0.4065 shares of GF Banorte for each share of GF Interacciones. In addition to the shares of GF Banorte, the shareholders of GF Interacciones will receive a cash payment of $13,713 from a combination of dividend payments and a reduction of capital. GF Interacciones operations will be integrated into GF Banorte as a merging company.

The transaction will be recorded based on the Mexican Financial Reporting Standard B-7 (“NIF B-7”) “Business acquisitions”, whereby it is stated that a business acquisition is a transaction by which an entity acquires, directly or indirectly, the net assets of one or more businesses and thereby gains control, which includes all mergers between independent entities and is equally applicable to acquisitions that are paid through the issuance of equity securities.

The merger between GF Banorte and GF Interacciones is considered one of the forms of acquisition covered by the NIF B-7, since before the merger those companies were not under common control.

The accounting treatment for this transaction will be conducted by applying the purchase method (“Método de compra”) established in the NIF B-7, which requires:

a)
Determination that a business is being acquired as a business, i.e. if the acquired business aside from having assets, has activities coordinated by an administration which is applied to such assets generates a product or service.

b)
Identification of the acquirer: In any business acquisition, the acquiring entity must be identified. The acquiring entity is the one that obtains control of the acquired business. Sometimes it may not be clear at first which is the acquiring entity, but it usually is the entity that makes the payment either by cash consideration, incurring liabilities or issuing equity, as is the case of GF Banorte.

c)
Determination of the acquisition date: the acquisition or purchase date is the date on which the control of the acquired business is transferred to the acquiring entity without any restrictions, except for those established to protect the shareholders or other owners of the acquired business.

d)
Initial value recognition of identifiable assets and assumed liabilities of the acquired business: Identifiable assets and liabilities that have to be recognized are those that have asset and liability-like characteristics, in accordance with the definitions contained in the NIFs.

15

e)
Measurement of the total transaction consideration: The total value of the consideration received by the previous owners of the acquired business is comprised of the sum of net assets transferred by liabilities assumed by and equity issued by the acquirer to the selling shareholders in relation to the acquisition, all measured at fair value.

f)
Recognition of acquired goodwill: Goodwill must be recognized by the acquirer when the sum of the consideration paid in relation to the acquisition and the non-controlling stake, both valued at fair value, is higher than the net assets of the acquired business valued in accordance with NIF B-7.

Ledger accounts that will be affected in the accounting of the transaction are:

a)
Goodwill, by the recognition of the excess consideration paid over the fair value of net assets acquired. For purposes of the proforma financial statements, GF Banorte’s management is assuming that the net assets acquired from GF Interacciones are presented at fair value.

b)	Common stock, by the issuance of equity as consideration to be paid in the transaction.

c)	Additional paid-in capital by the issuance of equity as consideration payable in the transaction.

d)	Where applicable, asset accounts for assets identified during the application of the purchase method.

e)	Where applicable, liability accounts for liabilities assumed during the application of the purchase method.

2 – ASSUMPTIONS USED FOR THE PREPARATION OF PROFORMA FINANCIAL INFORMATION

For the preparation of the proforma financial information of the new merged Financial Group, the consolidated financial statements as of September 30, 2017 and December 31, 2016 of GF Banorte and GF Interacciones holding companies, were used as the basis for the consolidation.

GF Interacciones proforma adjustments:

1.	The first step is to obtain sufficient cash flows through the sale of Investments in securities available for sale in order to be able to comply with the next step.

2.	The second step is to have GF Interacciones make the payment to shareholders of $13,713 through a combination of dividend payment and capital reduction.

3.
The third step, which derived from the previous steps, is that an Income Tax (ISR) is charged to GF Interacciones for $1,006, which will be recorded against the results for the year. At the same time since this tax is a creditable tax against ISR generated by GF Interacciones or GF Banorte in the future after the merger, a deferred ISR is recorded in favor of the same amount in the results.

16

GF Banorte proforma adjustments:

1.
The first step is the issuance of 109,727,031 new shares of GF Banorte to be delivered to the shareholders of GF Interacciones as consideration for the shares of GF Interacciones and thereafter recognizing the acquisition of 100% of the shares of GF Interacciones by GF Banorte in accordance with NIF B-7 “Business acquisitions”, considering as a basis for recording the acquisition the closing price of the GF Banorte shares as of October 24, 2017.

For purposes of the proforma adjustment related to the acquisition of GF Interacciones by GF Banorte, the goodwill shown in the consolidated proforma balance sheet as of September 30, 2017 and December 31, 2016, respectively, may be modified and if appropriate, assigned an intangible asset once the transaction is completed the fair values of the assets and liabilities of the acquired entity, in this case, GF Interacciones, have been determined.

Consolidation of the proforma balance sheet of GF Banorte and GF Interacciones:

1.	The first step is to sum of the consolidated proforma balance sheets of both holding companies.

2.	The second step is we proceeded to eliminate the investment recognized in step one against the equity of GF Interacciones.

3.	Finally, where applicable, balances and transactions between individual companies were eliminated as of the date of the merged consolidated proforma financial information.

Combination of the proforma income statement of GF Banorte and GF Interacciones:

1.	The first step is to sum of the consolidated proforma income statements of both holding companies.

2.
The combined proforma income statement of GF Banorte and GF Interacciones are presented combined for the nine-month period ended September 30, 2017 and for the year ended December 31, 2016, as if they had occurred at the beginning of these periods. Given that the results of GF Interacciones will be included in the results of GF Banorte once this acquisition is completed, the combined net result shown in the column of proforma amounts does not coincide with the net result shown in the column of proforma amounts of the consolidated proforma balance sheet for the aforementioned periods.

* * * * *

17